Exhibit 10.1

$60,000,000

REVOLVING CREDIT LOAN AND SECURITY AGREEMENT

by and between

HERSHA HOSPITALTY LIMITED PARTNERSHIP,
as Borrower

HERSHA HOSPITALITY TRUST
2844 ASSOCIATES
HHLP VALLEY FORGE ASSOCIATES
44 LAUREL ASSOCIATES, LLC
44 NEW ENGLAND MANAGEMENT COMPANY,
as Guarantors

EACH OF THE FINANCIAL INSTITUTIONS
NOW OR HEREAFTER A PARTY HERETO,
as Lenders

and

COMMERCE BANK, N.A.
as Lender and Agent

Dated: January 17, 2006

5.7	Pending Litigation or Proceedings	34
5.8	Due Authorization; No Legal Restrictions	34
5.9	Enforceability	35
5.10	No Default Under Other Obligations Orders or Governmental Obligations	35
5.11	Governmental Consents	35
5.12	Taxes	36
5.13	Addresses	36
5.14	Investment Company	36
5.15	Current Compliance	36
5.16	Deferred Compensation Plans	36
5.17	Leases and Contracts	36
5.18	Contingent Liabilities	36
5.19	Encumbrances	37
5.20	Environmental Matters	37
5.21	Insurance	38
5.22	Anti-Terrorism Laws	38
5.23	Compliance with OFAC Rules and Regulations	38
5.24	Securities Act	38
5.25	Disclosure	38
5.26	Margin Stock	39
5.27	Bank Accounts	39

ARTICLE VI GENERAL AFFIRMATIVE COVENANTS		39

6.1	Existence, Approvals, Qualifications, Business Operations; Compliance with Laws	39
6.2	Taxes; Claims for Labor and Materials	40
6.3	Maintenance of Properties	40
6.4	Insurance	40
6.5	Inspections; Examinations	40
6.6	Bank Accounts	41
6.7	Maintenance of Management	41
6.8	Notices	41
6.9	Appraisals	41
6.10	Further Assurances	41

ARTICLE VII FINANCIAL COVENANTS		42

7.1	Debt Service Coverage Ratio	42
7.2	Total Funded Debt to Gross Asset Value	42
7.3	EBITDA to Debt Service	42
7.4	Tangible Net Worth	42
7.5	Certain Indebtedness	42
7.6	Changes to Financial Covenants	42

ARTICLE VIII NEGATIVE COVENANTS		43

8.1	Limitation on Indebtedness	43
8.2	Guaranties	43
8.3	Disposition of Assets	44

8.4	Liens	44
8.5	Nature of Business	44
8.6	Consolidation, Merger, Sale or Purchase of Assets	44
8.7	Advances, Investments and Loans	45
8.8	Default Under Other Indebtedness	45
8.9	Deferred Compensation Plans	46
8.10	Transactions with Affiliates	46
8.11	Restriction on Transfer	46
8.12	Corporate Changes	46
8.13	Limitations on Restricted Actions	47
8.14	Restricted Payments	47
8.15	Negative Pledges	47
8.16	Name or Address Change	47
8.17	Material Adverse Contracts	48

ARTICLE IX ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS		48

9.1	Annual Statements	48
9.2	Quarterly Statements	48
9.3	Requested Information	49
9.4	Compliance Certificates	49
9.5	Other Operating Information	49
9.6	Annual Budget and Financial Projections	49

ARTICLE X CONDITIONS OF CLOSING		49

10.1	Conditions Precedent	50
10.2	Representations and Warranties	53
10.3	No Default	53
10.4	Environmental Matters	53
10.5	Additional Documents	53
10.6	No Material Adverse Change	53
10.7	Conditions Subsequent	53

ARTICLE XI CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES		54

11.1	Representations and Warranties	54
11.2	No Default	54
11.3	Additional Conditions	54
11.4	Other Requirements	54

ARTICLE XII DEFAULT AND REMEDIES		54

12.1	Events of Default	54
12.2	Acceleration; Remedies	56

ARTICLE XIII THE AGENT		57

13.1	Appointment of Agent	57
13.2	Nature of Duties of Agent	58
13.3	Lack of Reliance on Agent	58
13.4	Certain Rights of the Agent	58
13.5	Reliance by Agent	59
13.6	Indemnification of Agent	59
13.7	The Agent in its Individual Capacity	59
13.8	Holders of Notes	59
13.9	Successor Agent	60
13.10	Collateral Matters	60
13.11	Actions with Respect to Defaults	62
13.12	Delivery of Information	62
13.13	Disbursements to Lenders	62

ARTICLE XIV COMMUNICATIONS AND NOTICES		63

14.1	Communications and Notices	63

ARTICLE XV WAIVERS		64

15.1	Waivers	64
15.2	Forbearance	64
15.3	Limitation on Liability	65

ARTICLE XVI SUBMISSION TO JURISDICTION		65

16.1	Submission to Jurisdiction	65

ARTICLE XVII MISCELLANEOUS		66

17.1	Brokers	66
17.2	No Joint Venture	66
17.3	Survival	66
17.4	No Assignment by Borrower	66
17.5	Assignment or Sale by Bank	66
17.6	Binding Effect	67
17.7	Severability	67
17.8	No Third Party Beneficiaries	67
17.9	Modifications	67
17.10	Holidays	67
17.11	Law Governing	67
17.12	Integration	68
17.13	Exhibits and Schedules	68
17.14	Headings	68
17.15	Counterparts	68
17.16	Waiver of Right to Trial by Jury	68

REVOLVING CREDIT LOAN AND SECURITY AGREEMENT

THIS REVOLVING CREDIT LOAN AND SECURITY AGREEMENT (this “Agreement”) is made effective the 17th day of January, 2006, by and between HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (“Borrower”), HERSHA HOSPITALITY TRUST, a Maryland real estate investment trust (the “Trust”), as Guarantor, each of the other Guarantors party hereto, each of the financial institutions identified as Lenders on Schedule A hereto (together with each of their successors and assigns, referred to individually as a “Lender” and collectively as “Lenders”) and COMMERCE BANK, N.A. (“Bank”), as Lender and as administrative agent for the Lenders hereunder, acting in the manner and to the extent described herein (in such capacity, “Agent”).

BACKGROUND

A.    Borrower desires to obtain a revolving credit facility to provide funds for the purposes described herein.

B.    Lenders are willing to make loans and advances to Borrower upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and intending to be legally bound, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1	Definitions.

Capitalized terms not otherwise defined herein will have the following meanings:

“Accounting Terms” as used in this Agreement, or any certificate, report or other document made or delivered pursuant to this Agreement, accounting terms not defined elsewhere in this Agreement shall have the respective meanings given to them under GAAP as it applies to REIT accounting.

“Adjusted Funds From Operations” means net income (computed in accordance with GAAP), excluding gains or losses from the sale of property, plus interest expense, plus depreciation and amortization expenses, minus required capital expenditures reserves, and after adjustments for unconsolidated partnerships and joint ventures, minority interest applicable to common units, and preferred stock distributions.

“Affiliate” as to any Person, means each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person in question.

“Appraisal” means an appraisal performed by an MAI appraiser approved by Agent and in form and substance satisfactory to Agent. Agent reserves the right to make reasonable adjustments in the assumptions and other variables used in such appraisals in order to conform to the policies of Agent, which adjustments may result in a change in the appraised value.

“Appraised Value” means the fair market value of each property constituting or proposed to constitute Real Estate, as shown by an Appraisal of such property.

“Assignments of Leases” means each Assignment of Leases, Rents and Profits of even date herewith from Grantors to Agent, relating to the Mortgaged Properties, as the same may be amended, modified, supplemented or restated from time to time.

“Bank Indebtedness” shall mean all obligations and Indebtedness of Borrower to Bank, whether now or hereafter owing or existing, including, without limitation, all obligations under the Loan Documents, all obligations to reimburse Bank for payments made by Bank pursuant to any letter of credit issued for the account or benefit of Borrower by Bank, all other obligations or undertakings now or hereafter made by or for the benefit of Borrower to or for the benefit of Bank under any other agreement, promissory note or undertaking now existing or hereafter entered into by Borrower with Bank, including, without limitation, all obligations of Borrower to Bank under any guaranty or surety agreement and all obligations of Borrower to immediately pay to Bank the amount of any overdraft on any deposit account maintained with Bank, together with all interest and other sums payable in connection with any of the foregoing.

“Bankruptcy Code” means the Bankruptcy Code codified in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.

“Borrowing Base” has the meaning given to such term in Section 2.6 herein.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in Pennsylvania are authorized by law to close; provided, however, that when used in connection with a borrowing or payment in respect of a LIBOR Rate Loan, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in Dollar deposits in the London interbank market.

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP.

“Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets upon liquidation of, the issuing Person.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than twelve (12) months from the date of acquisition (“Government Obligations”), (b) U.S. dollar denominated time deposits, certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank being an “Approved Bank”), in each case with maturities of not more than 364 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six (6) months of the date of acquisition, (d) repurchase agreements with a bank or trust company (including a Lender) or a recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America, (e) obligations of any state of the United States of America or any political subdivision thereof for the payment of the principal and redemption price of and interest on which there has been irrevocably deposited Government Obligations maturing as to principal and interest at times and in amounts sufficient to provide such payment and (f) auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended, modified, succeeded or replaced from time to time.

“Collateral” means a collective reference to the collateral that is identified in, and at any time will be covered by, the Collateral Documents, and any other property or assets, whether tangible or intangible and whether real or personal, now owned or hereafter acquired by any of the Credit Parties.

“Collateral Documents” means the Mortgages, the Assignments of Leases, the Collateral Assignments of Hotel Management Agreements, the Guaranties and all other agreements, documents and instruments relating to, arising out of, or in any way connected with any of the foregoing documents or granting to the Agent, for the benefit of the Secured Parties, Liens or security interests to secure, inter alia, the Obligations whether now or hereafter executed and/or filed, each as may be amended from time to time in accordance with the terms hereof, executed and delivered in connection with the granting, attachment and perfection of the Administrative Agent’s security interests and Liens arising thereunder, including, without limitation, UCC financing statements.

“Commitment” of any Lender shall mean the commitment of such Lender to make its portion of the Loan in a principal amount up to such Lender’s Commitment Percentage of the Committed Amount.

“Commitment Percentage” means, for any Lender, the percentage identified as its commitment percentage on Schedule A or in the Assignment and Assumption pursuant to which such Lender became a Lender hereunder, as such percentage may be modified.

“Commitment Amount” means the aggregate revolving credit line extended by Lenders to Borrower for Loans and Letters of Credit pursuant to and in accordance with the terms of this Agreement, in an amount up to $60,000,000.

“Corporation” means a corporation, partnership, trust, unincorporated organization, association or joint stock company.

“Credit Party” or “Credit Parties” means the Borrower and/or the Guarantors, individually or collectively, as appropriate.

“Debt Service” means the sum of the current portion of long-term debt and the current portion of capitalized lease obligations plus interest expense on all obligations.

“Debt Service Coverage Ratio” means the ratio of Adjusted Funds From Operations to the sum of the current portion of long-term debt and the current portion of capitalized lease obligations plus interest expense on all obligations.

“Default Rate” has the meaning given to such term in Section 3.2 herein.

“Deferred Compensation Plan” means any plan described in Section 3(3) of ERISA or any other plan or arrangement under which Borrower or any ERISA Affiliate may become obligated to pay deferred, bonus, incentive, or other compensation or health, life, medical, dental, or other welfare benefits, excluding only any fully insured major medical, hospital, or dental program for which Borrower or such ERISA Affiliate has no obligation other than the payment of premiums.

“Deposit Accounts” has the meaning given to such term in Section 5.27 herein.

“EBITDA” means net income, less income or plus loss from discontinued operations and extraordinary items, plus income taxes, plus interest expense, plus depreciation, depletion and amortization.

“Environmental Affiliate” means Borrower and any other Person for whom Borrower at any time has any liability (contingent or otherwise) with respect to any claims arising out of the failure of Borrower or such Person to comply with all applicable Environmental Requirements.

“Environmental Cleanup Site” means any location which is listed or proposed for listing on the National Priorities List, on CERCLIS or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any pending or threatened action, suit, proceeding or investigation related to or arising from any alleged violation of any Environmental Requirements.

“Environmental Requirements” means any and all applicable federal, state or local laws, statutes, ordinances, regulations or standards, administrative or court orders or decrees, common law doctrines or private agreements, relating to (i) pollution or protection of the environment and natural resources, (ii) exposure of employees or other persons to Special Materials, (iii) protection of the public health and welfare from the effects of Special Materials and their products, by-products, wastes, emissions, discharges or releases, and (iv) regulation, licensing, approval or authorization of the manufacture, generation, use, formulation, packaging, labeling, transporting, distributing, handling, storing or disposing of any Special Materials.

“Equity” means Borrower's consolidated equity, as shown on its financial statements submitted to Bank in accordance with Article IX herein.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rules or regulations issued in connection therewith.

“ERISA Affiliate” means each trade or business (whether or not incorporated) that, together with Borrower, would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or 414(c) of the Internal Revenue Code.

“Eurodollar Reserve Percentage” means for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) that is in effect for such day as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) in respect of Eurocurrency liabilities, as defined in Regulation D of such Board as in effect from time to time, or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” means each of the events specified in Section 12.1.

“Expiration Date” means December 31, 2008.

“Extension of Credit” means, as to any Lender, the making of a Loan by such Lender or the issuance of, or participation in, a Letter of Credit by such Lender.

“Fee Letter” means the agreement of even date herewith between the Borrower and Agent setting forth the amounts of certain fees payable by Borrower hereunder.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal, for each day during such period, to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by it.

“GAAP” means generally accepted accounting principles in the United States of America, in effect from time to time, consistently applied and maintained.

“Government Acts” has the meaning set forth in Section 2.2.8.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantors” means the Harrisburg Grantor, the King of Prussia Grantor, the Laurel Grantor and each fee owner of any other Mortgaged Property, as grantor under the Mortgage in respect of such Mortgaged Property.

“Gross Asset Value” means: (i) Operating Real Estate Value, plus (ii) cash and cash equivalents (excluding any restricted cash), plus (iii) accounts receivable less than ninety (90) days, plus (iv) with respect to any operating hotel acquired during the preceding quarter, the acquisition cost of such property.

“Guarantor” means the Trust, each of the Grantors, 44 New England Management Company, a Virginia corporation and each other Subsidiary or Affiliate of Borrower that hereafter becomes a guarantor of Borrower’s obligations hereunder.

“Guaranty” means the Guaranty of Payment and Performance of each Guarantor.

“Harrisburg Grantor” means 2844 Associates, a Pennsylvania limited partnership, the fee owner of the Harrisburg Property, as grantor under the Harrisburg Mortgage.

“Harrisburg Mortgage” means the Open-End Mortgage, Assignment of Leases and Rents and Security Agreement of even date herewith from the Harrisburg Grantor to Agent, and relating to the Harrisburg Property, as the same may be amended, modified, supplemented or restated from time to time.

“Harrisburg Property” means the real property, fixtures and improvements thereon located at 5680 Allentown Boulevard, Harrisburg, Pennsylvania and operated as a Holiday Inn Express Hotel and Suites.

“Hazardous Material” means any substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, pollutant, contaminant or toxic substance under any Environmental Requirement; (ii) it is toxic, explosive, corrosive, ignitable, infectious, radioactive, mutagenic or otherwise hazardous, (iii) its presence requires investigation or remediation under an Environmental Requirement or common law; (iv) it constitutes a danger, nuisance, trespass or health or safety hazard to persons or property; and/or (v) it is or contains, without limiting the foregoing, petroleum hydrocarbons.

“Hedging Agreements” shall mean any Interest Rate Protection Agreement or other interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements.

“Hedging Agreement Provider” means any Person that enters into a Hedging Agreement with a Credit Party or any of its Subsidiaries that is permitted by Section 8.1(e) to the extent such Person is a Lender, an Affiliate of a Lender or any other Person that was a Lender (or an Affiliate of a Lender) at the time it entered into the Hedging Agreement but has ceased to be a Lender (or whose Affiliate has ceased to be a Lender) under this Agreement.

“Improvements” means all buildings, structures, fixtures and personal property now or hereafter located on or affixed to the Land, together with all additions and accessions thereto and replacements and proceeds thereof.

“Indebtedness,” as applied to a Person, means:

(a) all items (except items of capital stock or of surplus) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as at the date as of which Indebtedness is to be determined;

(b) to the extent not included in the foregoing, all indebtedness, obligations, and liabilities secured by any mortgage, pledge, lien, conditional sale or other title retention agreement or other security interest to which any property or asset owned or held by such Person is subject, whether or not the indebtedness, obligations or liabilities secured thereby shall have been assumed by such Person; and

(c) to the extent not included in the foregoing, all indebtedness, obligations and liabilities of others which such Person has directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), sold with recourse, or agreed (contingently or otherwise) to purchase or repurchase or otherwise acquire or in respect of which such Person has agreed to supply or advance funds (whether by way of loan, stock purchase, capital contribution or otherwise) or otherwise to become directly or indirectly liable.

“Interest Payment Date” means (a) as to any Prime Rate Loan, the first Business Day of each calendar month and on the Expiration Date, (b) as to any LIBOR Rate Loan having an Interest Period of three (3) months or less, the last day of such Interest Period, (c)  as to any LIBOR Rate Loan having an Interest Period longer than three (3) months, each day which is three (3) months after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan which is the subject of a mandatory prepayment, the date on which such mandatory prepayment is due.

“Interest Period” means, with respect to any LIBOR Rate Loan,

(a)   initially, the period commencing on the date such Loan is made or converted, as the case may be, with respect to such LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, subject to availability, as selected by the Borrower in the Line Request given with respect thereto; and

(b)   thereafter, each period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Rate Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Agent not less than two (2) Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that the foregoing provisions are subject to the following:

(i)     if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii)    any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month;

(iii)   if the Borrower shall fail to give notice as provided above, the Borrower shall be deemed to have selected a Prime Rate Loan to replace the affected LIBOR Rate Loan;

(iv)   no Interest Period in respect of any Loan shall extend beyond the Expiration Date; and

(v)    no more than six (6) LIBOR Rate Loans may be in effect at any time. For purposes hereof, LIBOR Rate Loans of different Interest Periods or Tranches shall be considered as separate LIBOR Rate Loans, even if they shall begin on the same date and have the same duration, although borrowings, extensions and conversions in the same Tranche may, in accordance with the provisions hereof, be combined at the end of existing Interest Periods to constitute a new LIBOR Rate Loan with a single Interest Period.

“Interest Rate Option” means the option of Borrower to select a Prime Rate Loan or LIBOR Rate Loan as the interest rate applicable to principal advances under the Line.

“Interest Rate Protection Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity purchase or option agreement or other interest or exchange rate or commodity price hedging agreements between Borrower and any Lender, or any affiliate of Bank.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.

“Issuing Bank” or “Issuing Lender” shall mean Bank or any other Lender that is acceptable to Agent which shall issue a Letter of Credit for the account of Borrower.

“King of Prussia Grantor” means HHLP Valley Forge Associates, a Pennsylvania limited partnership, the fee owner of the King of Prussia Property, as grantor under the King of Prussia Mortgage.

“King of Prussia Mortgage” means the Open-End Mortgage, Assignment of Leases and Rents and Security Agreement of even date herewith from the King of Prussia Grantor to Agent, and relating to the King of Prussia Property, as the same may be amended, modified, supplemented or restated from time to time.

“King of Prussia Property” means the real property, fixtures and improvements thereon located at 440 American Avenue, King of Prussia, Pennsylvania and operated as a Mainstay Suites and Sleep Inn.

“Land” means the real property described in Exhibit A to each of the Mortgages.

“Laurel Grantor” means 44 Laurel Associates, LLC, a Maryland limited liability company, the fee owner of the Laurel Property, as grantor under the Laurel Mortgage.

“Laurel Mortgage” means the Deed of Trust of even date herewith from the Laurel Grantor to Agent, and relating to the Laurel Property, as the same may be amended, modified, supplemented or restated from time to time.

“Laurel Property” means the real property, fixtures and improvements thereon located at 13700 Baltimore Avenue, Laurel, Maryland and operated as a Fairfield Inn.

“Lender’s Fees” shall mean the non-refundable fees payable to each of the Lenders as set forth herein and in the fee letter between Agent and Borrower.

“Letter of Credit Committed Amount” shall have the meaning given to such term in Section 2.2 herein.

“Letter of Credit Documents” shall mean, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations.

“Letter of Credit Fees” shall mean the letter of credit fees referred to in Section 4.6 herein.

“Letter of Credit Obligations” shall mean, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding at such time, plus (ii) the aggregate amount of all drawings under Letters of Credit for which Agent has not at such time been reimbursed.

“Letter of Credit Sublimit” shall mean $15,000,000.

“Letters of Credit” shall mean all letters of credit (whether documentary or stand-by) issued by Lenders for the account of Borrower pursuant to this Agreement, and all amendments, renewals, extensions or replacements thereof.

“LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Moneyline Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term “LIBOR” means, for any LIBOR Rate Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100th of 1%). If, for any reason, neither of such rates is available, then “LIBOR” means the rate per annum at which, as determined by the Agent, Dollars in an amount comparable to the Loans then requested are being offered to leading banks at approximately 11:00 A.M. London time, two (2) Business Days prior to the commencement of the applicable Interest Period for settlement in immediately available funds by leading banks in the London interbank market for a period equal to the Interest Period selected.

“LIBOR Lending Office” means, as to any Lender, such office of such Lender as such Lender may from time to time specify to the Agent and the Borrower as the office of such Lender at which the LIBOR Rate Loans of such Lender are to be made.

“LIBOR Market Index Rate” means, for any day, the rate for one (1) month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Agent from another recognized source or interbank quotation).

“LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00 - Eurodollar Reserve Percentage

“LIBOR Rate Loan” means a Loan the rate of interest applicable to which is based on the LIBOR Rate as described in Section 3.1.2 herein.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Line” has the meaning given to such term in Section 2.1 herein.

“Line Note” has the meaning given to such term in Section 2.1 herein.

“Line Request” has the meaning given to such term in Section 2.5 herein.

“Loan Documents” means this Agreement, the Line Notes, the Mortgages, the Assignments of Leases, the Collateral Assignments of Hotel Management Agreements, the Guaranties and all other documents executed or delivered by the Credit Parties and their respective Subsidiaries and Affiliates pursuant to this Agreement, as they may be amended from time to time.

“Loans” means the unpaid balance of advances under the Line, which may be Prime Rate Loans or LIBOR Rate Loans.

“Material Adverse Effect” means a material adverse effect on (a) the businesses, properties, operations or financial conditions of the Credit Parties taken as a whole, (b) the ability of the Credit Parties taken as a whole to perform their obligations, when such obligations are required to be performed, under this Agreement, any of the Notes or any other Loan Document or (c) the validity or enforceability of this Agreement, any of the Notes, any of the other Loan Documents, any Hedging Agreement or the rights or remedies of the Agent or the Lenders hereunder or thereunder, in any material respect.

“Minimum Debt Service Coverage Ratio” means 1.35:1.00.

“Mortgage” or “Mortgages” means, individually or collectively, as applicable, any of the Harrisburg Mortgage, the King of Prussia Mortgage, the Laurel Mortgage and each other Mortgage and Security Agreement from the fee owner, as grantor, to Agent, and relating to any of the Mortgaged Properties, as the same may be amended, modified, supplemented or restated from time to time.

“Mortgaged Property” or “Mortgaged Properties” means, individually or collectively, as applicable, any of the Harrisburg Property, the King of Prussia Property, the Laurel Property and such additions, replacements or substitutions thereto and therefore as may approved by Lenders pursuant to Section 13.10 hereof.

“Multiemployer Plan” means a plan described in Section 3(37) or 4001(a)(3) of ERISA or Section 414 of the Internal Revenue Code of 1986, as amended from time to time, which cover employees of Borrower or any ERISA Affiliate.

“Net Operating Income” means Borrower’s consolidated gross revenues less expenses (excluding depreciation, interest and amortization).

“Net Worth” means, as of any date, net worth of Borrower as determined in accordance with GAAP.

“Note” or “Notes” means the promissory note or notes of the Borrower in favor of each of the Lenders evidencing the Loans provided pursuant to Section 2.1, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.

“Obligations” means, without duplication, (a) all of the obligations, indebtedness and liabilities of the Credit Parties to the Lenders and the Agent, whenever arising, under this Agreement, the Notes or any of the other Loan Documents including principal, interest, fees, Letter of Credit Obligations, reimbursements and indemnification obligations and other amounts (including, but not limited to, any interest accruing after the occurrence of a filing of a petition of bankruptcy under the Bankruptcy Code with respect to any Credit Party, regardless of whether such interest is an allowed claim under the Bankruptcy Code), and (b) all Swap Obligations owing to one or more Lenders or their respective Affiliates, provided that at or prior to the time that any transaction relating to such Swap Obligations is executed, the Lender or Affiliate party thereto (other than Bank) shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the Loan Documents.

“Obligor” means each maker, mortgagor, guarantor, or other obligor under or with respect to any Collateral Document.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Operating Real Estate Value” means the aggregate EBITDA generated by the Borrower and its Subsidiaries for the preceding fiscal quarter annualized and capitalized at the higher of (i) 10.0%; or (ii) the national average capitalization rate as determined by Korpacz Real Estate Investor Survey for limited service hotels; the capitalization rate shall be adjusted not more than annually. For the purposes of determining Operating Real Estate Value, EBITDA from the properties acquired during the prior quarter or disposed of during the prior quarter shall be excluded.

“Patriot Act” means the USA Patriot Act, Title III of Pub. L. 107-56, signed into law October 26, 2001, as amended.

“Permitted Investments” means:

(a)    cash and Cash Equivalents;

(b)    receivables owing to any Credit Party or any of their Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c)    Investments in and loans to any Credit Parties;

(d)    Investments received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e)    Investments, acquisitions or transactions permitted under Section 8.7; and

(f)    Hedging Agreements to the extent permitted pursuant to Section 8.1(e).

“Permitted Liens” means:

(a)    Liens created by or otherwise existing, under or in connection with this Agreement or the other Loan Documents in favor of the Lenders;

(b)    Liens in favor of a Hedging Agreement Provider in connection with any Hedging Agreement, but only (i) to the extent such Liens secure obligations under Hedging Agreements with any Lender, or any Affiliate of a Lender, (ii) to the extent such Liens are on the same collateral as to which the Agent on behalf of the Lenders also has a Lien and (iii) if such Hedging Agreement Provider and the Agent, on behalf of the Lenders shall share pari passu in the collateral subject to such Liens;

(c)    Liens securing purchase money indebtedness to the extent permitted under Section 8.1;

(d)    Liens for taxes, assessments, charges or other governmental levies not yet due or as to which the period of grace (not to exceed sixty (60) days), if any, related thereto has not expired or which are being contested in good faith by appropriate proceedings; provided that adequate reserves with respect thereto are maintained on the books of the Credit Parties or their Subsidiaries, as the case may be, in conformity with GAAP;

(e)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision has been made therefor and the aggregate amount of such Liens is less than $100,000;

(f)    mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business under any construction contract which are not overdue for a period of more than sixty (60) days or which are being contested in good faith by appropriate proceedings; provided that a reserve or other appropriate provision has been made therefor;

(g)    pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in an aggregate amount not to exceed $100,000;

(h)    deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i)     any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(j)     easements, rights-of-way, zoning restrictions, minor defects or irregularities in title and other similar encumbrances not interfering in any material respect with the value or use of the property to which such lien is attached;

(k)    Liens on equipment arising from precautionary UCC financing statements relating to the lease of such equipment to the extent permitted by this Agreement;

(l)     Liens existing on the Closing Date and set forth on Schedule 8.4; provided that (i) no such Lien shall at any time be extended to cover property or assets other than the property or assets subject thereto on the Closing Date and (ii) the Indebtedness secured by such Liens shall remain permitted pursuant to Section 8.1; and

(m)    any attachment or judgment Lien not constituting an Event of Default.

“Person” means an individual, a Corporation or a government or any agency or subdivision thereof, or any other entity.

“Philadelphia Grantor” means the fee owner of the Philadelphia Property, as grantor under the Philadelphia Mortgage.

“Philadelphia Mortgage” means the Open-End Mortgage, Assignment of Leases and Rents and Security Agreement from the Philadelphia Grantor to Agent, and relating to the Philadelphia Property, as the same may be amended, modified, supplemented or restated from time to time.

“Philadelphia Property” means the real property, fixtures and improvements thereon located at 1301 Race Street, Philadelphia, Pennsylvania and operated as a Hampton Inn.

“Potential Default” means the occurrence of any event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Prime Rate” means the variable rate of interest published from time to time in the Wall Street Journal as the Prime Rate.

“Prime Rate Loan” means a Loan the rate of interest applicable to which is based on the Prime Rate, as described in Section 3.1.1 herein.

“Recovery Event” means theft, loss, physical destruction or damage, taking or similar event with respect to any property or assets owned by any of the Credit Parties or any of their Subsidiaries which results in the receipt by any of the Credit Parties or any of their Subsidiaries of any cash insurance proceeds or condemnation award payable by reason thereof.

“Replacement Guarantor” means any Person, reasonably acceptable to Agent, who becomes a Guarantor hereunder pursuant to Section 4.14 hereof or otherwise.

“Required Lenders” means at any time, Lenders which are then in compliance with their obligations hereunder (as determined by the Agent) and holding in the aggregate at least sixty-six and two-thirds percent (66 2/3%) of (i) the Commitment (and participation interests therein) and the outstanding Loans (and participation interests therein) or (ii) if the Commitment have been terminated, the outstanding Loans and participation interests (including the participation interests of the Issuing Bank in any Letters of Credit).

“Restricted Payment” means, as to any Person (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of such Person, now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of such Person, now or hereafter outstanding, (d) any payment with respect to any earnout obligation, (e) any payment or prepayment of principal of, premium, if any, or interest on, redemption, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; (f) any payment of any management or consulting fee to any Person; or (g) any payment of any bonus or other form of compensation (other than salary) to any Person who is directly or indirectly a significant partner, shareholder, owner, managing member or Affiliate of such Person.

“RevPAR” means revenue per available room.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement /ofac/sanctions/index.html, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time, or (b) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

“Secured Parties” means collectively, (i) the Agent, (ii) the Lenders (including the Bank), (iii) the Issuing Lender, (iv) any Hedging Agreement Provider which is a counterparty to any Hedging Agreement, provided that with respect to clause (iv) the Lender or Affiliate of a Lender party thereto (other than Bank or its Affiliates) shall have delivered written notice to the Agent that such a transaction has been entered into and that it constitutes an Obligation entitled to the benefits of the Collateral Documents.

“Special Materials” means any and all materials which, under Environmental Requirements, require special handling in use, generation, collection, storage, treatment or disposal, or payment of costs associated with responding to the lawful directives of any court or agency of competent jurisdiction. Special Materials shall include, without limitation: (i) any flammable substance, explosive, radioactive material, hazardous material, hazardous waste, toxic substance, solid waste, pollutant, contaminant or any related material, raw material, substance, product or by-product of any substance specified in or regulated or otherwise affected by any Environmental Requirements (including but not limited to any "hazardous substance" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or any similar state or local law), (ii) any toxic chemical or other substance from or related to industrial, commercial or institutional activities, and (iii) asbestos, gasoline, diesel fuel, motor oil, waste and used oil, heating oil and other petroleum products or compounds, polychlorinated biphenyls, radon, urea formaldehyde and lead-containing materials.

“Subordinated Liabilities” means liabilities subordinated to the Borrower’s obligation to Lenders in a manner acceptable to Agent in its sole discretion.

“Subsidiary” means a Corporation (a) which is organized under the laws of the United States or any state thereof, or any other country or jurisdiction, (b) which conducts substantially all of its business and has substantially all of its assets within the United States, and (c) of which more than fifty percent (50%) of its outstanding voting stock of every class (or other voting equity interest) is owned by Borrower or one or more of its Subsidiaries.

“Substitute Collateral” means any real property, together with the improvements thereon, owned by an Affiliate or Subsidiary of Borrower or the Trust, in respect of which Agent shall have received an Appraisal and such other reports, documents and instruments as may be required by Agent pursuant to Section 4.14 hereof. Upon the delivery of Substitute Collateral to Agent and the acceptance thereof by Agent and Lenders, the Substitute Mortgage and the Substitute Assignment of Leases delivered to Agent shall constitute Collateral Documents and the Land and Improvements to which they relate shall constitute Mortgaged Property.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under a Hedging Agreement.

“Tangible Net Worth” means the value of the Borrower’s total assets (including leaseholds and leasehold improvements and reserves against assets, but excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, and other like intangibles, and monies due from affiliates, officers, employees, shareholders or managers of the Borrower) less total liabilities, including, but not limited to accrued and deferred income taxes, but excluding the non-current portion of subordinated liabilities.

“Total Funded Debt” means all outstanding liabilities for borrowed money and other interest interest-bearing liabilities, including current and long-term debt, less the non-current portion of subordinated liabilities.

“Tranche” means the collective reference to LIBOR Rate Loans with Interest Periods which begin and end on the same day.

“UCC” means the Uniform Commercial Code, as presently and hereafter enacted in the Commonwealth of Pennsylvania. Any term used in this Agreement which is defined in the UCC and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the UCC.

Section 1.2	Other Definitional Provisions.

(a)    Unless otherwise specified therein, all terms defined in this Agreement have the defined meanings when used in the Notes or other Loan Documents or any certificate or other document made or delivered pursuant hereto.

(b)    The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, subsection, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE II
THE LINE: USE OF PROCEEDS

Section 2.1	Line of Credit.

(a)    Lenders will establish for Borrower for and during the period from the date hereof and until the Expiration Date, subject to the terms and conditions hereof, a revolving line of credit (the “Line”) pursuant to which Lenders will from time to time make Loans to Borrower in an aggregate outstanding principal amount not to exceed at any time Sixty Million Dollars ($60,000,000) (the “Committed Amount”). Each Lender severally agrees to make Loans to Borrower from time to time in an amount equal to such Lender’s Commitment Percentage of the advance under the Line requested by Borrower and in an aggregate principal amount up to its Commitment Percentage of the Committed Amount; provided, however, that (i) with regard to each Lender individually, the aggregate principal amount of such Lender’s Commitment Percentage of Loans plus Letter of Credit Obligations shall not exceed such Lender’s Commitment Percentage of the Committed Amount and (ii) with regard to the Lenders collectively, the aggregate principal amount of Loans plus Letter of Credit Obligations shall not exceed the Committed Amount. Neither Agent nor any other Lender shall be obligated to advance the share of any other Lender. Agent shall not be required to make the full amount of any requested advance unless and until it receives funds representing each other Lender’s Commitment Percentage of such requested advance, but Agent shall advance to Borrower that portion of the requested advance equal to the Commitment Percentages of such requested advance which it has received from Lenders. Within the limits of the Line, Borrower may borrow, repay and re-borrow under the Line. The Line shall be subject to all terms and conditions set forth in all of the Loan Documents, which terms and conditions are incorporated herein.

(b)    The obligations to repay the Loans and to pay interest thereon shall be evidenced by a promissory note of Borrower to Agent in substantially the form of Exhibit A attached hereto (“Line Note”). In the event a Lender requests a separate promissory note of Borrower representing such Lender’s Commitment, Borrower hereby agrees to execute and deliver to such Lender a separate Line Note substantially in the form of Exhibit A attached hereto, payable to the order of such Lender in a principal amount equal to such Lender’s Commitment and representing the obligations of Borrower to pay such Lender the amount of such Lender’s Commitment or, if less, the aggregate unpaid principal amount of all Loans made by such Lender hereunder, plus interest accrued thereon, as set forth herein. All payments under the Line Notes shall be remitted by Borrower to Agent. In the event any Lender receives a Loan payment directly from Borrower, such Lender shall immediately remit the entire amount of such payment to Agent, to be disbursed by Agent in accordance with Section 13.13 hereof. Borrower irrevocably authorizes each Lender to make or cause to be made appropriate notations on its Line Note, or on a record pertaining thereto, reflecting Loans and repayments thereof. The outstanding amount of the Loans set forth on such Lender’s Line Note or record shall be prima facie evidence of the principal amount thereof owing and unpaid to such Lender, but the failure to make such notation or record, or any error in such notation or record shall not limit or otherwise affect the obligations of Borrower hereunder or under any Line Note to make payments of principal of or interest on any Line Note when due. Any references herein to a “Note” or “Notes” shall be deemed to mean and refer to each Line Note individually and all Line Notes collectively.

(c)    Each Lender shall make its Commitment Percentage of each advance available to Agent, for the account of the Borrower, in funds immediately available to Agent at Agent’s designated office by 1:00 p.m. on the date specified in the applicable Line Request. If Agent does not receive each other Lender’s Commitment Percentage of an advance, and Agent elects, in its sole discretion, to make the advance on behalf of Lenders or any of them, Agent shall be entitled to recover each Lender’s Commitment Percentage of each such advance together with interest at a per annum rate equal to the Federal Funds Rate during the period commencing on the date such advance is made and ending on (but excluding) the date Agent recovers such amount. Each Lender is absolutely and unconditionally obligated, without deduction or setoff of any kind, to forward to Agent its Commitment Percentage of each advance made pursuant to the terms of this Agreement. To the extent Agent is not reimbursed by such Lender, Borrower shall repay Agent immediately upon demand such amount. Agent also shall be entitled to recover any and all actual losses and damages (including, without limitation, reasonable attorneys’ fees) from any Lender failing to so advance upon demand of Agent. Agent may set off the obligations of a Lender under this paragraph against any distributions of payments of the Obligations, which Agent would otherwise make available to such Lender, at any time.

(d)   To the extent and during the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to subparagraph (a) above, such Lender’s percentage of all payments of the Obligations (but not its Commitment Percentage of future advances required to be funded by such Lender) shall decrease to reflect the actual percentage which its actual outstanding Loans bears to the total outstanding Loans of all Lenders. During the time period in which any Lender fails to provide or delays providing its respective payment to Agent pursuant to subparagraph (a) above, such Lender shall not be entitled to give instructions to Agent or to approve, disapprove, consent or to vote on any matters relating to this Agreement and the other Loan Documents. All amendments, waivers and other modifications of this Agreement and the other Loan Documents may be made without regard to such Lender and, for purposes of the definition of Required Lenders, such Lender shall be deemed not to be a Lender.

Section 2.2	Letters of Credit.

2.2.1        Issuance of Letters of Credit. Subject to the terms and conditions hereof and of the Letter of Credit Documents, if any, and any other terms and conditions which the Issuing Bank may reasonably require, the Lenders will participate in the issuance by the Issuing Bank from time to time of such Letters of Credit in Dollars from the Closing Date until the Expiration Date as Borrower may request, in a form acceptable to the Issuing Bank; provided, however, that (a) the Letter of Credit Obligations outstanding shall not at any time exceed Fifteen Million Dollars ($15,000,000) (the “Letter of Credit Committed Amount”) and (b) the sum of the aggregate principal amount of outstanding Loans plus Letter of Credit Obligations outstanding shall not at any time exceed the lesser of the Committed Amount and the Borrowing Base. No Letter of Credit shall (x) have an original expiry date more than one year from the date of issuance or (y) as originally issued or as extended, have an expiry date extending beyond the Expiration Date. Each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall comply with the related Letter of Credit Documents. The issuance and expiry date of each Letter of Credit shall be a Business Day.

2.2.2        Notice and Reports. The request for the issuance of a Letter of Credit shall be submitted by Borrower to the Issuing Bank at least five (5) Business Days prior to the requested date of issuance. The Issuing Bank will, upon request, disseminate to each of the Lenders a detailed report specifying the Letters of Credit which are then issued and outstanding and any activity with respect thereto which may have occurred since the date of the prior report, and including therein, among other things, the beneficiary, the face amount and the expiry date as well as any payment or expirations which may have occurred.

2.2.3        Participation. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a risk participation from the Issuing Bank in such Letter of Credit and the obligations arising thereunder, in each case in an amount equal to its Commitment Percentage of such Letter of Credit, and shall absolutely, unconditionally and irrevocably assume, as primary obligor and not as surety, and be obligated to pay to the Issuing Bank therefor and discharge when due, its Commitment Percentage of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s participation in any Letter of Credit, to the extent that the Issuing Bank has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Issuing Bank its Commitment Percentage of such unreimbursed drawing pursuant to the provisions of Section  2.2.4(c). The obligation of each Lender to so reimburse the Issuing Bank shall be absolute and unconditional and shall not be affected by the occurrence of a Default, an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse the Issuing Bank under any Letter of Credit, together with interest as hereinafter provided.

2.2.4        Reimbursement.

(a)    In the event of any drawing under any Letter of Credit, the Issuing Bank will promptly notify Borrower. Unless Borrower shall immediately notify the Issuing Bank that Borrower intends to otherwise reimburse the Issuing Bank for such drawing, Borrower shall be deemed to have requested that the Lenders make a Loan in the amount of the drawing as provided in Section 2.2.5 on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations.

(b)    Borrower promises to reimburse the Issuing Bank on the day of drawing under any Letter of Credit (either with the proceeds of a Loan obtained hereunder or otherwise) in same day funds. If Borrower shall fail to reimburse the Issuing Bank as provided hereinabove, the unreimbursed amount of such drawing shall bear interest at a per annum rate equal to the Prime Rate plus three percent (3%). Borrower’s reimbursement obligations hereunder shall be absolute and unconditional under all circumstances irrespective of any rights of setoff, counterclaim or defense to payment Borrower may claim or have against the Issuing Bank, the Agent, the Lenders, the beneficiary of the Letter of Credit drawn upon or any other Person, including without limitation any defense based on any failure of Borrower to receive consideration or the legality, validity, regularity or unenforceability of the Letter of Credit.

(c)    The Issuing Bank will promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Agent for the account of the Issuing Bank in Dollars and in immediately available funds, the amount of such Lender’s Commitment Percentage of such unreimbursed drawing. Such payment shall be made on the Business Day such notice is received by such Lender from the Issuing Bank if such notice is received at or before 2:00 P.M. otherwise such payment shall be made at or before 12:00 Noon on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Issuing Bank in full upon such request, such Lender shall, on demand, pay to the Agent for the account of the Issuing Bank interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Issuing Bank in full at a rate per annum equal to, if paid within two (2) Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the Federal Funds Rate and thereafter at a rate equal to the Prime Rate. Each Lender’s obligation to make such payment to the Issuing Bank, and the right of the Issuing Bank to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Agreement or the Commitments hereunder, the existence of a Default or Event of Default or the acceleration of the obligations of Borrower hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever.

(d)    Simultaneously with the making of each payment by a Lender to the Issuing Bank, such Lender shall, automatically and without any further action on the part of the Issuing Bank or such Lender, acquire a participation in an amount equal to such payment (excluding the portion of such payment constituting interest owing to the Issuing Bank) in the related unreimbursed drawing portion of the Letter of Credit Obligation and in the interest thereon and in the related Letter of Credit Documents, and shall have a claim against Borrower with respect thereto.

2.2.5        Repayment with Loans.

(a)    On any day on which Borrower shall have requested, or been deemed to have requested, a Loan advance to reimburse a drawing under a standby Letter of Credit, the Agent shall give notice to the Lenders that a Loan has been requested or deemed requested by Borrower to be made in connection with a drawing under a Letter of Credit, in which case a Loan advance shall be immediately made to Borrower by all Lenders (without giving effect to any termination of the Commitments pursuant to Section 12.2) pro rata based on the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 12.2) and the proceeds thereof shall be paid directly by the Agent to the Issuing Bank for application to the respective Letter of Credit Obligations.

(b)    Each such Lender hereby irrevocably agrees to make its Commitment Percentage of each such Loan immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding: (i) the amount of such borrowing may not comply with the minimum amount for advances of Loans otherwise required hereunder, (ii) whether any conditions specified in Article XI are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) failure for any such request or deemed request for Revolving Loan to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Loans are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing.

(c)    In the event that any Loan cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a bankruptcy or insolvency proceeding with respect to Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from Borrower on or after such date and prior to such purchase) from the Issuing Bank such participation in the outstanding Letter of Credit Obligations as shall be necessary to cause each such Lender to share in such Letter of Credit Obligations ratably (based upon the respective Commitment Percentages of the Lenders (determined before giving effect to any termination of the Commitments pursuant to Section 12.2)), provided that at the time any purchase of participation pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Issuing Bank, to the extent not paid to the Issuing Bank by Borrower in accordance with the terms of Section 2.2.3, interest on the principal amount of participation purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the rate equal to, if paid within two (2) Business Days of the date of the Loan advance, the Federal Funds Rate, and thereafter at a rate equal to the Prime Rate.

2.2.6        Renewal, Extension. The renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

2.2.7        Uniform Customs and Practices. The Issuing Bank may provide that the Letters of Credit shall be subject to The Uniform Customs and Practice for Documentary Credits, as published as of the date of issue by the International Chamber of Commerce (the “UCP”), in which case the UCP may be incorporated by reference therein and deemed in all respects to be a part thereof.

2.2.8        Indemnification; Nature of Issuing Bank’s Duties.

(a)    In addition to their other obligations under this Section 2.2, Borrower agrees to protect, indemnify, pay and save the Issuing Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) that the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit or (ii) the failure of the Issuing Bank to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(b)    As between Borrower and the Issuing Bank, Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuing Bank shall not be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (iii) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (iv) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; and (v) for any consequences arising from causes beyond the control of the Issuing Bank, including, without limitation, any Government Acts. None of the above shall affect, impair, or prevent the vesting of the Issuing Bank’s rights or powers hereunder.

(c)    In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Issuing Bank, under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Issuing Bank under any resulting liability to Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify the Issuing Bank against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by Borrower, including, without limitation, any and all Government Acts. The Issuing Bank shall not, in any way, be liable for any failure by the Issuing Bank or anyone else to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of the Issuing Bank.

(d)    Nothing in this Section 2.2.8 is intended to limit the reimbursement obligations of Borrower contained in Section 2.2.4 above. The obligations of Borrower under this Section 2.2 shall survive the termination of this Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Issuing Bank to enforce any right, power or benefit under this Agreement.

(e)    Notwithstanding anything to the contrary contained in this Section 2.2.8, Borrower shall have no obligation to indemnify the Issuing Bank in respect of any liability incurred by the Issuing Bank (i) arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction, or (ii) caused by the Issuing Bank’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

2.2.9        Responsibility of Issuing Bank. It is expressly understood and agreed that the obligations of the Issuing Bank hereunder to the Lenders are only those expressly set forth in this Agreement and that the Issuing Bank shall be entitled to assume that the conditions precedent set forth herein have been satisfied unless it shall have acquired actual knowledge that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.2 shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section 2.2 in the event that it is determined by a court of competent jurisdiction that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of the Issuing Bank.

2.2.10      Conflict with Letter of Credit Documents. In the event of any conflict between this Agreement and any Letter of Credit Document (including any letter of credit application), this Agreement shall control.

Section 2.3	Commitments.

Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, each of the Lenders severally agrees to lend to Borrower at any time or from time to time on or after the Closing Date and before the Expiration Date, such Lender’s Commitment Percentage of the Loans and Letter of Credit obligations as may be requested or deemed requested by Borrower.

Section 2.4	Use of Proceeds.

Borrower agrees to use advances under the Line (a) for working capital and general corporate purposes (including without limitation, the payment of distributions or dividends to partners or shareholders of the Credit Parties, as the case may be), (b) to acquire additional hotels or an interest therein, and for no other purpose.

Section 2.5	Advances of the Line.

Borrower shall give Agent not less than two (2) Business Days prior written notice of a proposed advance of the Line (each a “Line Request”) in the form attached hereto as Exhibit B. Each Line Request shall (a) state the principal amount to be advanced and the use of the proceeds of the Line being requested (including any acquisition to which such use relates), (b) include a description of the economics of any acquisition, (c) designate the Interest Rate Option (including the designation of the applicable Interest Period for any LIBOR Rate Loan as 30, 60, 90 or 180 days) and (d) contain such other information as Agent may request in the exercise of its reasonable discretion. All advances requested by Borrower must be in the minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof. Provided that all of the conditions precedent to Agent making such advance have occurred, and provided further that the making of such advance will not cause Borrower to be in default of the covenants and conditions set forth in this Agreement (including without limitation Article VII herein), Agent shall make the proceeds of such advance available to Borrower by crediting the amount thereof to Borrower’s deposit account with Bank.

Section 2.6	Conditions to Advances; Borrowing Base.

Lenders agree, subject to the terms and conditions of this Agreement, from time to time, to make loans and advances to Borrower hereunder on a revolving basis. Such Loans shall be subject to the following conditions:

2.6.1	Type A Loans.

(a)    Lenders will advance such amounts as Borrower may request, up to Fifty Million Dollars ($50,000,000), for secured Loans (“Type A Loans”); provided however, that the sum of the aggregate amount of outstanding (i) Type A Loans, (ii) Type B Loans and (iii) Letter of Credit obligations shall not at any time exceed the Committed Amount.

(b)	Type A Loans shall be subject to the following additional conditions:

(i)	The aggregate amount of all Type A Loans outstanding shall not exceed at any time the lesser of:

(A)	67% of the Appraised Value of the Mortgaged Properties; or

(B)	An amount that would cause the Borrower to exceed the Minimum Debt Service Coverage Ratio (the “Borrowing Base”).

(ii)
Each Type A Loan shall be repaid in full on or prior to the earlier to occur of: (A) the date that is eighteen (18) months following the date of the advance of such Type A Loan by Lenders (the “Due Date”) and (B) the Expiration Date; provided, however, that Borrower’s failure to repay a Type A Loan when due shall constitute an Event of Default under Section 12.1(a)(i) hereof only if Borrower fails to repay such Type A Loan in full on or prior to the earlier to occur of: (x) the date that is six (6) months after the Due Date and (y) the Expiration Date.

(iii)
Notwithstanding the above conditions, Borrower may borrow, as determined by the Required Lenders in their discretion, Type A Loans in an aggregate principal amount up to the lesser of (A) one hundred percent (100%) of the Appraised Value of the Mortgaged Property or (B) the Committed Amount for a period expiring upon the earlier to occur of (x) the date that is ninety (90) days after the date such Type A Loan is advanced and (y) the Expiration Date.

2.6.2	Type B Loans.

(a)    Lenders will advance such amounts as Borrower may request, up to Ten Million Dollars ($10,000,000), for unsecured Loans (“Type B Loans”); provided, however, that the sum of the aggregate amount of outstanding (i) Type A Loans, (ii) Type B Loans and (iii) Letter of Credit obligations shall not at any time exceed the Committed Amount.

(b)    Each Type B Loan shall be repaid in full on or prior to the earlier to occur of (i) the date that is ninety (90) days following the date of the advance of such Type B Loan by Lenders and (ii) the Expiration Date.

ARTICLE III
INTEREST RATES

Section 3.1	Interest on the Line.

Subject to the provisions of Section 3.2, each Loan shall bear interest as follows:

3.1.1       Prime Rate Loans. During such periods as a Loan is a Prime Rate Loan, each such Prime Rate Loan shall bear interest at a per annum rate equal to the sum of the Prime Rate minus one-half of one percent (0.50%); and

3.1.2       LIBOR Rate Loans. During such periods as a Loan is a LIBOR Rate Loan, each such LIBOR Rate Loan shall bear interest at a per annum rate equal to the sum of the LIBOR Rate plus two and one-quarter percent (2.25%).

Interest on each Loan shall be payable in arrears on each related Interest Payment Date.

Section 3.2	Default Interest.

From the maturity of the obligations evidenced by the Line Note, as well as upon the occurrence of an Event of Default, the outstanding principal balance and all other sums due hereunder and under the Line Note shall bear interest at a rate which is three percent (3%) in excess of the non-default rate otherwise set forth herein (“Default Rate”). The Default Rate shall apply to all sums evidenced by the Line Note as set forth above, including after entry of a judgment or judgments against Borrower, and said judgment or judgments shall bear interest at the Default Rate until satisfied in full.

Section 3.3	Calculation.

Interest will be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

Section 3.4	Limitation of Interest to Maximum Lawful Rate.

In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund will be made by application of the excessive amount of interest paid against any sums outstanding hereunder and will be applied in such order as Agent may determine. If the excessive amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Agent. Any such crediting or refunding will not cure or waive any default by Borrower. Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

ARTICLE IV
PAYMENTS AND FEES; COLLATERAL

Section 4.1	Interest Payments on the Line.

Borrower will pay interest on the outstanding principal balance of each Loan on the Interest Payment Date for such Loan.

Section 4.2	Principal Payments on the Line; Prepayments.

(a)   Borrower will pay the outstanding principal balance of the Line, together with any accrued and unpaid interest thereon, and any other sums due pursuant to the terms hereof, on the Expiration Date.

(b)   Borrower may prepay any Loan in full or in part at any time upon not less than two (2) Business Days prior via written notice to the Agent, without premium or penalty; provided, however, that upon the prepayment of the principal amount of any LIBOR Rate Loan, Borrower shall be subject to a breakage fee as set forth in subparagraph (c) below. In addition, upon the prepayment of any Loan subject to a Hedging Agreement, Borrower may be obligated to pay an unwind fee related to such Hedging Agreement and such unwind fee shall be governed by the Hedging Agreement. Any prepayment shall include accrued and unpaid interest to the date of the prepayment on the principal amount prepaid and all other sums due and payable hereunder including, without limitation, payment of expenses including those costs associated with the termination of derivative transactions. Nothing herein shall be deemed to alter or affect any obligations that Borrower may have to a Lender or Hedging Agreement Provider under any Hedging Agreement. All costs, expenses, and indemnity obligations that may be incurred by a Lender as a result of any default under, or termination of, a Hedging Agreement shall be: (i) subject to immediate reimbursement by Borrower; and (ii) secured by the Collateral Documents.

(c)   The Borrower agrees to hold Lenders harmless from any loss or expense which the Lenders may sustain or incur as a consequence of the following:

(i)     the failure of the Borrower to make any required payment of the principal amount of any LIBOR Rate Loan (including payments made after any acceleration thereof);

(ii)    the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Line Request or a Notice of Conversion/Continuation;

(iii)   the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 4.2(b);

(iv)   the prepayment (other than pursuant to Section 4.2(b)) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

(v)    the conversion of any LIBOR Rate Loan to a Prime Rate Loan on a day that is not the last day of the applicable Interest Period.

Such breakage fee shall include any loss or expense arising from the liquidation or re-employment of funds obtained by the Agent to maintain the LIBOR Rate Loan provided hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Agent, each LIBOR Rate Loan made by the Agent (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank Eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

Section 4.3	Facility Fee.

Borrower shall pay to Lenders a facility fee in the amount set forth in the Fee Letter, to be paid to Agent upon execution of this Agreement and disbursed to Lenders in such amounts as Agent and Lenders have agreed.

Section 4.4	Arrangement Fee.

Borrower shall pay to Bank, as Agent, an arrangement fee in the amount set forth in the Fee Letter. The arrangement fee shall be paid to Bank not later than June 30, 2006.

Section 4.5	Unused Facility Fee.

Borrower shall pay to Agent for the account of the Lenders at the end of each calendar quarter, as partial compensation for extending the Committed Amount to Borrower, an unused facility fee which shall be determined by multiplying (a) the positive difference, if any, between (i) the Committed Amount in effect at such time and (ii) the average daily Loans of Borrower and the Letter of Credit Obligations outstanding during such quarter by (b) one-eighth of one percent (0.125%) for the number of days in such quarter.

Section 4.6	Letter of Credit Fees.

(a) In consideration of the issuance of Letters of Credit hereunder, Borrower promises to pay to the Agent for the account of each Lender a fee (the “Letter of Credit Fee”) on such Lender’s Commitment Percentage of the average daily maximum amount available to be drawn under each such Letter of Credit, which fee shall be equal to 0.75% of such available amount, computed at a per annum rate for each day from the date of issuance to the date of expiration. The Letter of Credit Fee will be payable quarterly in arrears on the last day of each calendar quarter.

(b) In addition to the Letter of Credit Fee payable pursuant to subparagraph (a) above, Borrower promises to pay to the Issuing Bank, for its own account without sharing by the other Lenders, the letter of credit fronting and negotiation fees agreed to by Borrower and the Issuing Bank from time to time and the customary charges from time to time of the Issuing Bank with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit (collectively, the “Issuing Bank Fees”).

Section 4.7	Late Charge.

In the event that Borrower fails to pay any principal, interest or other fees or expenses payable hereunder for a period of at least ten (10) days after the same shall become due, in addition to paying such sums, Borrower will pay to Agent a late charge equal to five percent (5%) of such past due payment as compensation for the expenses incident to such past due payment.

Section 4.8	Payment Method.

Borrower irrevocably authorizes Agent to debit all payments required to be made by Borrower hereunder or otherwise under the Line, on the date due, from any deposit account maintained by Borrower with Bank (other than escrow funds owned legally by Borrower but held in escrow for the beneficial interest of another Person). Otherwise, Borrower will be obligated to make such payments directly to Agent. All payments are to be made in immediately available funds. If Agent accepts payment in any other form, such payment shall not be deemed to have been made until the funds comprising such payment have actually been received by or made available to Agent.

Section 4.9	Application of Payments.

Prior to the occurrence of an Event of Default, any and all payments on account of the Line will be applied first to any amounts due to Agent pursuant to the Loan Documents, other than principal and interest on the Line; second to accrued interest due under the Line; and third, to outstanding principal under the Line. Following the occurrence of an Event of Default, any and all payments on account of the Line will be applied to accrued and unpaid interest, outstanding principal and other sums due hereunder or under the Loan Documents, in such order as Bank, in its discretion, elects. If Borrower makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, or any other person under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or payments, the obligations or part thereof hereunder intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

Section 4.10	Loan Account.

Agent will open and maintain on its books a loan account with respect to advances made, repayments, prepayments, the computation and payment of interest and fees and the computation and final payment of all other amounts due and sums paid to Agent under this Agreement. Except in the case of manifest error in computation, such account will be conclusive and binding on the Borrower as to the amount at any time due to Agent from Borrower under this Agreement or the Notes.

Section 4.11	Indemnity; Loss of Margin.

(a)   Borrower will indemnify Lenders against any loss or expense which Lenders sustain or incur as a consequence of an Event of Default, including, without limitation, any failure of Borrower to pay when due (at maturity, by acceleration or otherwise) any principal, interest, fee or any other amount due under this Agreement or the other Loan Documents. If a Lender sustains or incurs any such loss or expense it will from time to time notify Agent in writing of the amount determined in good faith by Lender to be necessary to indemnify Lender for the loss or expense and Agent shall provide such notice to Borrower. Such amount will be due and payable by Borrower to such Lender within ten (10) days after presentation by Lender of a statement setting forth a brief explanation of and Lender’s calculation of such amount, which statement shall be conclusively deemed correct absent manifest error. Any amount payable to the Lenders under this Section will bear interest at the default rate payable under the Line from the due date until paid, both before and after judgment.

(b)    In the event that any present or future law, rule, regulation, treaty or official directive or the interpretation or application thereof by any central bank, monetary authority or governmental authority, or the compliance with any guideline or request of any central bank, monetary authority or governmental authority (whether or not having the force of law):

(i)     subjects a Lender to any tax with respect to any amounts payable under this Agreement or the other Loan Documents by Borrower or otherwise with respect to the transactions contemplated under this Agreement or the other Loan Documents (except for taxes on the overall net income and/or revenues of Bank imposed by the United States of America, the Commonwealth of Pennsylvania, or any political subdivision of either of them); or

(ii)    imposes, modifies or deems applicable any deposit insurance, reserve, special deposit, capital maintenance, capital adequacy, or similar requirement against assets held by, or deposits in or for the account of, or loans or advances or commitment to make loans or advances by, Lenders; or

(iii)   imposes upon a Lender any other condition with respect to advances or extensions of credit or the commitment to make advances or extensions of credit under this Agreement, and the result of any of the foregoing is to increase the costs of such Lender, reduce the income receivable by or return on equity of such Lender or impose any expense upon such Lender with respect to any advances or extensions of credit or commitments to make advances or extensions of credit under this Agreement, such Lender shall so notify Agent in writing and Agent shall provide such notice to Borrower. Borrower agrees to pay such Lender the amount of such increase in cost, reduction in income, reduced return on equity or capital, or additional expense within ten (10) days after presentation by such Lender of a statement concerning such increase in cost, reduction in income, reduced return on equity or capital, or additional expense. Such statement shall set forth a brief explanation of the amount and such Lender’s calculation of the amount (in determining such amount the Lender may use any reasonable averaging and attribution methods), which statement shall be conclusively deemed correct absent manifest error. If the amount set forth in such statement is not paid within ten (10) days after such presentation of such statement, interest will be payable on the unpaid amount at the default rate payable under the Line from the due date until paid, both before and after judgment.

Section 4.12	Extension of Expiration Date.

Provided no Event of Default has occurred and is then continuing, Borrower, at least ninety (90) days prior to the Expiration Date and at least ninety (90) days prior to the end of each subsequent twelve (12) month period the Line of Credit is provided to Borrower, may request in writing to Agent that Lenders extend the Expiration Date then in effect for an additional period of one (1) year. In the event Borrower requests an extension of the Expiration Date in accordance with the preceding sentence, Agent will notify Borrower not less than thirty (30) days prior to the Expiration Date and each subsequent anniversary of the Closing Date that (a) Lenders have extended the Expiration Date then in effect by twelve (12) months, or (b) Lenders will not extend the Expiration Date then in effect. A failure by Agent to send any such notice shall be deemed to be a determination by Lenders not to extend the Expiration Date then in effect. In the event Lenders determine that they will extend the Expiration Date then in effect, Borrower shall, at least five (5) days prior to the then current Expiration Date, pay to Lenders an extension fee in the amount of one-eighth of one percent (0.125%) of the Committed Amount, to be paid to Agent for the account of each Lender. If Borrower shall fail to pay such extension fee to Agent as and when required, Lenders’ extension of the Expiration Date shall be deemed to be canceled and shall be null and void and of no further force or effect and the Expiration Date then in effect shall continue as if Agent had not provided any notice of extension.

Section 4.13	Collateral.

As security for the performance of this Agreement and the other Loan Documents and the payment of the Notes, and as security for the performance of the Guaranties and all other liabilities of Borrower to Lenders, Borrower and Guarantors are, contemporaneously with the execution hereof, granting to Agent security interests, collateral assignments and mortgage liens, as applicable, in and to the Collateral.

Section 4.14	Release and Substitution of Collateral; Additional Collateral.

Agent may, upon request of Borrower, allow for the release of Mortgaged Property from the Collateral, the release and substitution of Mortgaged Property and any Guarantor with Substitute Collateral and a Replacement Guarantor, or the addition of any Mortgaged Property to the Collateral (“Additional Collateral”) and additional Guarantor (“Additional Guarantor”), respectively, subject to the applicable requirements of Section 13.10 hereof and the following additional conditions:

(a)    In connection with the release or release and substitution of Mortgaged Property from the Collateral, Borrower shall either (i) repay the outstanding principal amount of the Line in an amount equal to the amount by which the then unpaid principal balance of the Line exceeds the Borrowing Base, after taking into account the release of the subject Mortgaged Property, or (ii) in lieu of such repayment, deliver to Agent Substitute Collateral, the Appraised Value of which, when added to the Appraised Value of all other Mortgaged Properties that will remain as Collateral for the Line following such release, will cause the then outstanding principal balance of the Line to be not greater than the Borrowing Base.

(b)    Borrower shall pay all costs and fees of Agent and Lenders in connection with the addition of any Substitute Collateral, Additional Collateral, Replacement Guarantor or Additional Guarantor pursuant to this Agreement, including, but not limited to, the payment of lien searches, title insurance, appraisals, environmental reports, recording fees, mortgage satisfaction fees, attorneys’ fees and all other costs and expenses incurred directly by Agent or any Lender or payable to third parties in connection therewith.

(c)    Borrower shall provide the following documentation to Agent (and Agent shall provide copies thereof to Lenders), as a condition to any such addition of any Substitute Collateral, Additional Collateral, Replacement Guarantor or Additional Guarantor:

(i)     An executive summary of such Collateral including the following information:

(A)    a description of such Collateral in form and content reasonably acceptable to Agent;

(B)    the purchase price paid or to be paid for such Collateral, if such Collateral was acquired within twelve (12) months of the submission of such Collateral to the Collateral hereunder;

(C)    the current and projected condition of the regional market and specific submarket in which such Collateral is located (which may be satisfied with the submission of market reports from Smith Travel Research or other firm acceptable to Agent);

(D)    the current projected capital plans and, if applicable, current renovation plans for such Collateral; and

(E)    such additional information as Agent may reasonably request.

(ii)    An Appraisal of such Collateral;

(iii)   a Mortgage and Assignment of Leases in respect of such Collateral;

(iv)   such items set forth in Section 10.1 in respect of such Collateral and Guarantor as may be required by Agent;

(v)    a Loan Modification Agreement by and among Borrower and Agent and such Guarantor, in form and substance reasonably acceptable to Agent, whereby the terms and conditions of this Agreement and the other Loan Documents are modified and amended and such Guarantor becomes a Credit Party, if such agreement is requested by Agent;

(vi)   an environmental indemnity agreement from such Guarantor, with regard to such Collateral;

(vii)          operating statements for such Collateral in accordance with GAAP for the previous two fiscal years and for the current fiscal year through the fiscal quarter most recently ending, provided that, if such Collateral has been operating for less than two fiscal years, Borrower shall provide such projections and other information concerning the anticipated operation of such Collateral as Agent may reasonably request; and

(viii)         such other documentation and information as Agent may reasonably request in order to (A) evaluate such Collateral, (B) ensure the appropriate amendment of the Loan Documents, if any, and (C) ensure the due authorization of such Guarantor’s execution and delivery of documents and agreements in connection with the foregoing.

ARTICLE V
 REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement and to make the Extensions of Credit herein provided for, the Credit Parties, jointly and severally, hereby represent and warrant to the Agent and to each Lender as follows:

Section 5.1	Valid Organization, Standing and Qualification.

Borrower is a limited partnership, duly formed, validly existing and in good standing under the laws of the Commonwealth of Virginia. The Trust is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Maryland. Each other Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of the Credit Parties has full power and authority to execute, deliver and comply with the Loan Documents, and to carry on its business as it is now being conducted and is duly licensed or qualified as a foreign corporation in good standing under the laws of each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such licensing or qualification.

Section 5.2	Licenses.

Each of the Credit Parties has all licenses, registrations, approvals and other authority as may be necessary to enable it to own and operate its business and perform all services and business which it has agreed to perform in any state, municipality or other jurisdiction.

Section 5.3	Ownership Interests.

The ownership of all partnership interests, stock, debentures, options, warrants, bonds and other securities (debt and equity) of Borrower and Guarantor, and all pledges, proxies, voting trusts, powers of attorney and other agreements affecting the ownership or voting rights of said interests is as set forth on Schedule 5.3 attached hereto.

Section 5.4	Subsidiaries.

Except as set forth on Schedule 5.4 attached hereto, Borrower does not own any shares of stock or other equity interests in any Person, directly or indirectly (by any Subsidiary or otherwise).

Section 5.5	Financial Statements.

Borrower has furnished to Bank the audited consolidated financial statements of Borrower, certified without qualification by independent public accountants, for the fiscal years ended December 31, 2002, 2003 and 2004 and all management and comment letters from such accountants in connection therewith, and its internally prepared interim financial statements as of September 30, 2005. Such financial statements of Borrower (together with the related notes and comments), are correct and complete, fairly present the financial condition and the assets and liabilities of Borrower at such date, and have been prepared in accordance with GAAP. With respect to the interim statements, such statements are subject to year-end adjustment and any accompanying footnotes.

Section 5.6	No Material Adverse Change in Financial Condition.

There has been no Material Adverse Change in the financial condition of Borrower since December 31, 2004.

Section 5.7	Pending Litigation or Proceedings.

Except as set forth on Schedule 5.7 attached hereto, there are no judgments outstanding or actions, suits or proceedings pending or, to the best of knowledge of the Credit Parties, threatened against or affecting Borrower or Guarantor, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in which the amount claimed against Borrower or Guarantor exceeds the lesser of $250,000 or the amount of insurance coverage available to Borrower or Guarantor to pay such claim. Schedule 5.7 lists all judgments, actions, suits or proceedings pending whether or not covered by insurance, and notes each judgment, action, suit or proceeding covered by insurance.

Section 5.8	Due Authorization; No Legal Restrictions.

The execution and delivery by the Credit Parties of the Loan Documents, the consummation of the transactions contemplated by the Loan Documents and the fulfillment and compliance with the respective terms, conditions and provisions of the Loan Documents: (a) have been duly authorized by all requisite partnership or trust action, as the case may be, by the Credit Parties, (b) will not conflict with or result in a breach of, or constitute a default (or might, upon the passage of time or the giving of notice or both, constitute a default) under, any of the terms, conditions or provisions of (i) any applicable statute, law, rule, regulation or ordinance, (ii) Borrower’s Limited Partnership Agreement or Certificate of Limited Partnership, (iii) the Trust’s Trust Indenture or Bylaws or the charter and constituent documents of any other Guarantor, (iv) any indenture, mortgage, loan or credit agreement or instrument to which any of the Credit Parties is a party or by which it may be bound or affected, or (v) any judgment or order of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and (c) will not result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of the Credit Parties under the terms or provisions of any such agreement or instrument, except liens in favor of Agent.

Section 5.9	Enforceability.

(a)   Borrower has duly executed and delivered each of the Loan Documents to which it is party and each of the Loan Documents to which Borrower is party constitutes the legal, valid and binding obligation of Borrower, enforceable in accordance with its terms.

(b)   Guarantor has duly executed and delivered each of the Loan Documents to which it is party and each of the Loan Documents to which Guarantor is party constitutes the legal, valid and binding obligation of Guarantor, enforceable in accordance with its terms.

Section 5.10	No Default Under Other Obligations Orders or Governmental Obligations.

Borrower is not in violation of its Limited Partnership Agreement or Certificate of Limited Partnership, the Trust is not in violation of its Trust Indenture or Bylaws, none of the other Guarantors is in violation of its certificate of limited partnership, certificate of organization, partnership agreement, operating agreement or other charter or governing documents, as applicable, and none of the Credit Parties is in default in the performance or observance of any of its obligations, covenants or conditions contained in any indenture or other agreement creating, evidencing or securing any Indebtedness or pursuant to which any such Indebtedness is issued, nor are any of the Credit Parties in violation of or in default under any other agreement or instrument or any judgment, decree, order, statute, rule or governmental regulation, applicable to it or by which its properties may be bound or affected.

Section 5.11	Governmental Consents.

No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Borrower or Guarantor is required in connection with the execution, delivery or performance by Borrower or Guarantor of the Loan Documents to which it is party or the consummation of the transactions contemplated thereby.

Section 5.12	Taxes.

Borrower has filed all tax returns which it is required to file and has paid, or made provision for the payment of, all taxes which have or may have become due pursuant to such returns or pursuant to any assessment received by them. Such tax returns are complete and accurate in all respects. Borrower does not know of any proposed additional assessment or basis for any assessment of additional taxes.

Section 5.13	Addresses.

During the past five (5) years, Borrower has not been known by any names (including tradenames) other than those set forth in Schedule 5.13 attached hereto and has been located at any addresses other than those set forth on Schedule 5.13 attached hereto. Borrower's books and records pertaining to the Collateral will at all times be located at the addresses set forth on Schedule 5.13; or such other location determined by Borrower after prior notice to Agent and delivery to Agent of any items requested by Agent to maintain perfection and priority of Agent's security interests and access to Borrower's books and records.

Section 5.14	Investment Company.

No Credit Party is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

Section 5.15	Current Compliance.

Each of the Credit Parties is currently in compliance with all of the terms and conditions of the Loan Documents applicable to it.

Section 5.16	Deferred Compensation Plans.

Neither Borrower nor any ERISA Affiliate has ever been a participant in or has in any way provided or maintained, any Deferred Compensation Plan for the benefit of Borrower’s or any ERISA Affiliate’s employees, or has ever contributed to a Multiemployer Plan.

Section 5.17	Leases and Contracts.

Each of the Credit Parties has complied with the provisions of all material leases, contracts or commitments of any kind to which it is a party and is not in default thereunder. No other party is in default under any such leases, contracts or other commitments and no event has occurred which, but for the giving of notice or the passage of time or both, would constitute an event of default thereunder.

Section 5.18	Contingent Liabilities.

There are no suretyship agreements, guarantees or other contingent liabilities of Borrower which are not disclosed by the financial statements mentioned in Section 5.5 herein.

Section 5.19	Encumbrances.

The property and assets of Borrower are not subject to any lien, encumbrance or security interest except as set forth on Exhibit 5.19 attached.

Section 5.20	Environmental Matters.

(a)   Except as otherwise set forth on Schedule 5.20 hereto, to the knowledge of the Credit Parties and their Environmental Affiliates, the Mortgaged Properties do not contain any Hazardous Materials which are not being used in compliance with applicable Environmental Requirements.

(b)   To the knowledge of the Credit Parties and their Environmental Affiliates, (i) the Mortgaged Properties and all operations of any Credit Parties and/or their Environmental Affiliates at the Mortgaged Properties are in compliance in all material respects, and have in the period of such ownership, lease or operation been in compliance in all material respects, with all applicable Environmental Requirements, and (ii) there is no contamination at, under or about the Mortgaged Properties in concentrations constituting a material violation of Environmental Requirements or any material violation of any Environmental Requirements with respect to the Mortgaged Properties.

(c)   Neither any Credit Party nor any Environmental Affiliates have received any written or actual notice of violation, alleged violation, non-compliance, liability or potential liability with respect to environmental matters or Environmental Requirements regarding any of the Mortgaged Properties, nor does any Credit Party or any Environmental Affiliate have knowledge that any such notice will be received or is being threatened.

(d)   To the knowledge of the Credit Parties and their Environmental Affiliates, Materials of Environmental Concern have not been transported or disposed of from the Mortgaged Properties, during any period of ownership, lease, operation or use by any Credit Party or Environmental Affiliate, in material violation of, or in a manner or to a location that reasonably could be expected to give rise to liability under any Environmental Requirements, and no Hazardous Materials have been generated, treated, stored or disposed of at, on or under any of the Mortgaged Properties, during any period of ownership, lease, operation or use by any Credit Party or Environmental Affiliate, in material violation of, or in a manner that reasonably could be expected to give rise to liability under, any applicable Environmental Requirement.

(e)    No judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Credit Party or Environmental Affiliate, threatened, under any Environmental Requirement to which any Credit Party or any Environmental Affiliate is or, to any such Credit Party’s or Environmental Affiliate’s knowledge, will be named as a party with respect to the Mortgaged Properties, nor, to any Credit Party’s or Environmental Affiliate’s knowledge, are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Requirement with respect to the Mortgaged Properties.

(f)   There has been no release or threat of release of Hazardous Materials at or from the Mortgaged Properties arising from or related to the operations of any Credit Party or any Environmental Affiliate in connection with the Mortgaged Properties or otherwise, in violation of or in amounts or in a manner that reasonably could be expected to give rise to liability under Environmental Requirements.

Section 5.21	Insurance.

The present insurance coverage of the Credit Parties is outlined as to carrier, policy number, expiration date, type and amount on Schedule 5.21 hereto, and such insurance coverage complies with the requirements set forth in Section 6.5 hereof.

Section 5.22	Anti-Terrorism Laws.

Neither any Credit Party nor any of their respective Affiliates is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended. Neither any Credit Party nor any of their respective Affiliates is in violation of (a) the Trading with the Enemy Act, as amended, (b) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or (c) the Patriot Act. None of the Credit Parties (i) is a blocked person described in Section 1 of the Anti-Terrorism Order or (ii) to the best of its knowledge, engages in any dealings or transactions, or is otherwise associated, with any such blocked person.

Section 5.23	Compliance with OFAC Rules and Regulations.

None of the Credit Parties or their Subsidiaries or their respective Affiliates (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Countries, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Extension of Credit hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

Section 5.24	Securities Act.

Borrower has not, directly or through any agent, offered the Line Note or any part thereof or any similar security for sale to, or solicited offers to buy the same from, or otherwise approached or negotiated in respect thereof with, anyone other than Agent so as to bring the issue or sale of the Line Note or any part thereof within the provisions of Section 5 of the Securities Act 1933, as amended.

Section 5.25	Disclosure.

Neither this Agreement, nor the schedules attached to this Agreement, nor the financial statements referred to in this Agreement, nor any certificate, statement, report or other document furnished or to be furnished by Borrower to Agent in connection with this Agreement, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements contained in any of the foregoing not misleading. Borrower has disclosed to Agent in writing every fact that materially and adversely affects the business or financial condition of Borrower or its ability to perform its obligations under this Agreement, the Line Note, or any other documents or instruments required hereby.

Section 5.26	Margin Stock.

Borrower is not engaged in, nor does it have as one of its substantial activities, the business of extending or obtaining credit for the purpose of purchasing or carrying “margin stock” (as that term is defined in Regulation U, G, T, or X of the Board of Governors of the Federal Reserve System) and no proceeds of any advance of the Line will be used for such purpose of for the purpose of purchasing or carrying any shares of margin stock.

Section 5.27	Bank Accounts.

Other than the bank accounts set forth on Schedule 5.27 hereto (the “Deposit Accounts”), Borrower does not maintain any accounts with any bank or other financial institution.

ARTICLE VI
GENERAL AFFIRMATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Agent or any Lender hereunder are paid in full, that:

Section 6.1	Existence, Approvals, Qualification, Business Operations; Compliance with Laws.

Each of the Credit Parties (a) will obtain, preserve and keep in full force and effect its separate trust, partnership or limited liability company existence, as the case may be, and all rights, licenses, registrations and franchises necessary to the proper conduct of its business or affairs; (b) will qualify and remain qualified as a foreign trust or partnership, as the case may be, in each jurisdiction in which the character or location of the properties owned by it or the business transacted by it requires such qualification; (c) will continue to operate its business as presently operated and will not engage in any new businesses without the prior written consent of Bank; and (d) will comply with the requirements of all applicable laws and all rules, regulations (including environmental regulations) and orders of regulatory agencies and authorities having jurisdiction over it.

Section 6.2	Taxes; Claims for Labor and Materials.

Borrower will pay or cause to be paid when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits, payroll or any property belonging to it, including without limitation all withholding taxes, and all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon any of its properties or assets.

Section 6.3	Maintenance of Properties.

Borrower will maintain, preserve, protect and keep or cause to be maintained, preserved, protected and kept its real and personal property used or useful in the conduct of its business in good working order and condition, reasonable wear and tear excepted, and will pay and discharge when due the cost of repairs to and maintenance of the same.

Section 6.4	Insurance.

Each of the Credit Parties will carry adequate insurance issued by an insurer acceptable to Agent, in amounts acceptable to Agent (at least adequate to comply with any co-insurance provisions) and against all such liability and hazards as are usually carried by entities engaged in the same or a similar business similarly situated or as may be required by Agent, and shall cause Agent to be named as loss payee (with a lender's loss payable endorsement) with respect to all personal property, and additional insured with respect to all liability insurance, as its interests may appear with thirty (30) days’ notice to be given Agent by the insurance carrier prior to cancellation or material modification of such insurance coverage. Borrower shall cause to be delivered to Agent the insurance policies therefor or in the alternative, evidence of insurance, and at least thirty (30) business days prior to the expiration of any such insurance, additional policies or duplicates thereof or in the alternative, evidence of insurance evidencing the renewal of such insurance and payment of the premiums therefor. Borrower and Grantors shall direct all insurers that in the event of any loss thereunder or the cancellation of any insurance policy, the insurers shall make payments for such loss and pay all return or unearned premiums directly to Agent and not to Borrower and Agent jointly. Borrower and Grantors shall not take out any insurance without having Agent named as loss payee or additional insured thereon.

Section 6.5	Inspections; Examinations.

Borrower hereby irrevocably authorizes and directs all accountants and auditors employed by Borrower at any time to exhibit and deliver to Agent copies of any and all of Borrower’s financial statements, or other accounting records of any sort in the accountant's or auditor's possession and copies of all reports submitted to Borrower by such accountants or auditors, including management letters, “comment” letters and audit reports, and to disclose to Agent any information they may have concerning Borrower’s financial status and business operations. Borrower further authorizes all federal, state and municipal authorities to furnish to Agent copies of reports or examinations relating to any Borrower, whether made by Borrower or otherwise. The officers of Agent, or such Persons as any of them may designate, may visit and inspect any of the properties of Borrower, examine (either by Agent’s employees or by independent accountants) any of the Collateral or other assets of Borrower, including the books of account of Borrower, and discuss the affairs, finances and accounts of Borrower with its officers and with its independent accountants, at such times as Agent may desire.

Section 6.6	Bank Accounts.

Borrower will maintain its primary deposit, cash management and operating accounts with Bank, including without limitation the Loan Account referred to herein.

Section 6.7	Maintenance of Management.

Borrower will cause its business to be continuously managed by its present management or such other persons (serving in such management positions) as may be reasonably satisfactory to Agent.

Section 6.8	Notices.

Borrower will promptly notify Agent of (a) any action or proceeding brought against Borrower or any Guarantor wherein such action or proceeding would, if determined adversely to Borrower or any Guarantor result in liability of Borrower or any Guarantor in excess of $100,000 individually, or $250,000 in the aggregate, (b) the occurrence of any Event of Default, (c) any fact, condition or event which, with the giving of notice or the passage of time or both, could become an Event of Default, (d) the failure of Borrower or any Guarantor to observe any of its undertakings under the Loan Documents, or (e) any material adverse change in the assets, business, operations or financial condition of Borrower.

Section 6.9	Appraisals.

Agent shall have the right, in the exercise of its reasonable discretion, and/or as required by any applicable governmental authority, at Borrower's cost and expense, to obtain additional or updated Appraisals on any or all of the Mortgaged Properties.

Section 6.10	Further Assurances.

Upon the request of the Agent, promptly perform or cause to be performed any and all acts and execute or cause to be executed any and all documents for filing under the provisions of the UCC or any other applicable laws which are necessary or advisable to maintain in favor of the Agent, for the benefit of the Lenders, Liens on the Collateral that are duly perfected in accordance with the requirements of, or the obligations of the Credit Parties under, the Loan Documents and all applicable laws.

ARTICLE VII
FINANCIAL COVENANTS

So long as any Line Note remains unpaid or Agent has any obligation hereunder with respect to the Line:

Section 7.1	Debt Service Coverage Ratio.

Borrower shall maintain a Debt Service Coverage Ratio, calculated for the previous twelve (12) month period, of not less than 1.35:1.00, calculated as of each March 31, June 30, September 30 and December 31.

Section 7.2	Total Funded Debt to Gross Asset Value.

Borrower shall maintain a ratio of Total Funded Debt to Gross Asset Value, calculated for the previous twelve (12) month period, of not more than 0.67:1.00, calculated as of each March 31, June 30, September 30 and December 31.

Section 7.3	EBITDA to Debt Service.

Borrower shall maintain a ratio of EBITDA to Debt Service, calculated for the previous twelve (12) month period, of not less than 1.40:1.00, calculated as of each March 31, June 30, September 30 and December 31.

Section 7.4	Tangible Net Worth.

Borrower shall maintain a minimum Tangible Net Worth, calculated as of the fiscal year ended June 30, 2005, of not less than $110,000,000. Borrower shall maintain a minimum Tangible Net Worth calculated as of June 30 of each subsequent fiscal year, in an amount not less than the sum of $110,000,000, plus 100% of Borrower’s undistributed net income for the 2005 fiscal year and for each subsequent fiscal year, including the fiscal year then ended.

Section 7.5	Certain Indebtedness.

The aggregate of all accounts receivable, notes receivable and loans receivable or due from officers, employees or Affiliates of the Borrower shall not exceed $75,000,000 as of June 30, 2005 and at all times thereafter.

Section 7.6	Changes to Financial Covenants.

Lenders may condition any extension of the Expiration Date upon revision of the foregoing financial covenants, as Lenders in their reasonable discretion may require prior to the date that Agent must give Borrower notice of extension.

ARTICLE VIII
NEGATIVE COVENANTS

The Credit Parties hereby covenant and agree that on the Closing Date, and thereafter for so long as this Agreement is in effect and until the Commitments have terminated, no Note remains outstanding and unpaid and the Obligations and all other amounts owing to the Agent or any Lender hereunder are paid in full, that:

Section 8.1	Limitation on Indebtedness.

The Credit Parties will not, contract, create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness arising or existing under this Agreement and the other Loan Documents and Indebtedness constituting permanent mortgage financing for a hotel property;

(b)    Indebtedness of the Credit Parties existing as of the Closing Date as referenced in the financial statements referenced in Section 5.5 (and set out more specifically in Schedule 8.1) hereto and renewals, refinancings or extensions thereof in a principal amount not in excess of the original principal balance thereof, except if such excess arises from an increase in the value of collateral, as demonstrated by an Appraisal;

(c)    Indebtedness of the Credit Parties incurred after the Closing Date consisting of Capital Leases or Indebtedness incurred to provide all or a portion of the purchase price or cost of construction of an asset; provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset; and (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the original principal balance thereof, except if such excess arises from an increase in the value of collateral, as demonstrated by an Appraisal;

(d)    Unsecured intercompany Indebtedness among the Credit Parties; provided that any such Indebtedness shall be (i) fully subordinated to the Obligations hereunder on terms reasonably satisfactory to the Agent and (ii) evidenced by promissory notes which shall be pledged to the Agent as Collateral for the Obligations;

(e)    Indebtedness and obligations owing under Hedging Agreements entered into in order to manage existing or anticipated interest rate risks and not for speculative purposes; and

(f)    Guaranty Obligations in respect of Indebtedness of a Credit Party to the extent such Indebtedness is permitted to exist or be incurred pursuant to this Section 8.1.

Section 8.2	Guaranties.

Borrower shall not, directly or indirectly, guarantee, endorse (other than for collection or deposit in the ordinary course of business), discount, sell with recourse or for less than the face value or agree (contingently or otherwise) to purchase or repurchase or otherwise acquire, or otherwise become directly or indirectly liable for, or agree (contingently or otherwise) to supply or advance funds (whether by loan, stock purchase, capital contribution or otherwise) in respect of, any Indebtedness, obligations or liabilities of any Person other than an Affiliate.

Section 8.3	Disposition of Assets.

The Credit Parties shall not sell, lease, transfer or otherwise dispose of (a) all or substantially all of its property or assets, or (b) any material portion of its property or assets unless, in the case of (b) herein, following any such sale, lease, transfer or other disposition, Borrower shall be in compliance with the covenants contained in Article VII herein, calculated as of the date immediately following such sale, lease, transfer or other disposition.

Section 8.4	Liens.

Borrower shall not create, incur or permit to exist any mortgage, pledge, encumbrance, lien, security interest or charge of any kind (including liens or charges upon properties acquired or to be acquired under conditional sales agreements or other title retention devices) on its property or assets, whether now owned or hereafter acquired, or upon any income, profits or proceeds therefrom, except Permitted Liens.

Section 8.5	Nature of Business.

None of the Credit Parties will alter the character of its business in any material respect from that conducted as of the Closing Date without the prior written consent of the Agent.

Section 8.6	Consolidation, Merger, Sale or Purchase of Assets.

The Credit Parties will not:

(a)    dissolve, liquidate or wind up their affairs, or sell, transfer, lease or otherwise dispose of their property or assets or agree to do so at a future time, except the following, without duplication, shall be expressly permitted:

(i)     the sale, transfer, lease or other disposition of cash and Cash Equivalents, inventory and materials in the ordinary course of business;

(ii)    Recovery Events; provided that the net proceeds from any such Recovery Event shall be used either (A) to repair or replace the property damaged in such Recovery Event or to purchase or otherwise acquire new assets or property within one hundred eighty (180) days (or such longer period of time (not to exceed 360 days) as may be permitted pursuant to the lease of the property damaged in such Recovery Event) of receipt of such net proceeds and the Borrowers shall deliver to the Agent a certificate stating that Credit Parties intend to use such net proceeds in such manner, it being expressly agreed that any net proceeds not so reinvested shall be applied to prepay Loans and cash collateralize Letter of Credit Obligations immediately thereafter, or (B) to prepay Loans and cash collateralize Letter if Credit Obligations;

(iii)   the sale, lease, transfer or other disposition of machinery, parts and equipment no longer used or useful in the conduct of the business of the Credit Parties or any of their Subsidiaries;

(iv)   the sale, lease or transfer of property or assets (at fair value) between any Credit Parties;

(v)    the merger of any Credit Party with and into another Credit Party, so long as (A) a Borrower is the surviving entity of any such merger among a Borrower and any other Credit Party, (B) the security interests granted to the Agent for the benefit of the Secured Parties pursuant to the Collateral Documents in the assets of the Credit Parties so merged shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger) and (C) no Person other than the surviving Credit Party receives any consideration in respect or as a result of such transaction;

(vi)   payments otherwise permitted under Section 8.7 hereof;

(vii)          the liquidation or voluntary dissolution of a Credit Party so long as such liquidation or dissolution is not reasonably likely to have a Material Adverse Effect and, in connection therewith, either (A) all of the remaining assets of such entity are transferred to a Credit Party, or (B) all consideration received by such Credit Party in connection with the liquidation of its assets is used to make a prepayment of the Loan.

(b)   purchase, lease or otherwise acquire (in a single transaction or a series of related transactions) all or substantially all of the property or assets of any Person, or (ii) enter into any transaction of merger or consolidation, except for (A) Investments or acquisitions permitted pursuant to Section 8.7 and (B) the merger or consolidation of a Credit Party with and into another Credit Party; provided that if any Borrower is a party thereto, such Borrower will be the surviving Person.

This Section 8.6 shall not prohibit or otherwise affect the issuance of Capital Stock or any other equity or debt securities by the Borrower and the Trust in the ordinary course of business.

Section 8.7	Advances, Investments and Loans.

The Credit Parties will not make any Investment except for Permitted Investments and Investments described on Schedule 8.7 hereto.

Section 8.8	Default Under Other Indebtedness.

None of the Credit Parties shall permit any of its material Indebtedness to be in default. If any material Indebtedness of a Credit Party is declared or becomes due and payable before its expressed maturity by reason of default or otherwise, or to the knowledge of Borrower, the holder of any such Indebtedness shall have the right (or upon the giving of notice or the passage of time, or both, shall have the right) to declare such Indebtedness to be so due and payable, Borrower will immediately give Agent written notice of such declaration, acceleration or right of declaration.

Section 8.9	Deferred Compensation Plans.

Neither Borrower nor any ERISA Affiliate shall become a participant in, or in any way provide or maintain, any Deferred Compensation Plan for the benefit of any or Borrower’s or any ERISA Affiliates’ employees, or shall contribute to any Multiemployer Plan, without giving Bank prior written notice of such action and executing such related amendments to this Agreement as Agent may request.

Section 8.10	Transactions with Affiliates.

Borrower shall not enter into or conduct any transaction with any Affiliate except on terms that would be usual and customary in a similar transaction between Persons not affiliated with each other and except as disclosed to Agent. Borrower shall not make any loans or extensions of credit to any of its Affiliates, shareholders, directors or officers, except for the existing loans described in Schedule 8.7 attached hereto and loans made in the future in compliance with Section 7.5 herein. Borrower will cause all of its Indebtedness at any time owed to its Affiliates, shareholders, directors and officers to be subordinated in all respects to all present and future Bank Indebtedness and will not make any payments thereon, except as approved by Agent in writing.

Section 8.11	Restriction on Transfer.

Borrower shall not, and shall not permit its general partner to, directly or indirectly, issue, transfer, sell or otherwise dispose of, or part with control of, or permit the transfer of, any partnership interests of Borrower, as a result of which the Trust shall cease to own, legally and beneficially, at least a majority of all outstanding partnership interests of the Borrower.

Section 8.12	Corporate Changes.

No Credit Party will (a) change its fiscal year, (b) amend, modify or change its articles of incorporation, certificate of formation (or corporate charter or other similar organizational document), partnership agreement, operating agreement or bylaws (or other similar document) in any respect adverse to the interests of the Lenders without the prior written consent of the Agent, (c) amend, modify, cancel or terminate or fail to renew or extend or permit the amendment, modification, cancellation or termination of any of its Material Contracts in any respect adverse to the interests of the Lenders without the prior written consent of the Required Lenders, except in the event such amendment, modification, cancellation or termination could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (d) change its state of incorporation, organization or formation or have more than one state of incorporation, organization or formation or (e) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Required Lenders. This Section 8.12 shall not prohibit any Credit Party from qualifying to conduct business as a foreign entity in any jurisdiction.

Section 8.13	Limitation on Restricted Actions.

Except as set forth on Schedule 8.13 hereto, the Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Person to (a) pay dividends or make any other distributions to any Credit Party on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, (b) pay any Indebtedness or other obligation owed to any Credit Party, (c) make loans or advances to any Credit Party except in compliance with Section 7.5 herein, (d) sell, lease or transfer any of its properties or assets to any Credit Party, or (e) act as a Guarantor and pledge its assets pursuant to the Credit Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except for such encumbrances or restrictions existing under or by reason of (i) this Agreement and the other Loan Documents, (ii) applicable law, (iii) any document or instrument governing Indebtedness incurred pursuant to Section 8.1(b) or Section 8.1(c); provided that any such restriction contained in any such document referenced in Section 8.1(c) relates only to the asset or assets constructed or acquired in connection therewith, or (iv) any Permitted Lien or any document or instrument governing any Permitted Lien.

Section 8.14	Restricted Payments.

The Credit Parties will not, nor will they permit any Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except: to make (a)  dividends payable solely in the same class of Capital Stock of such Person; (b) dividends or other distributions (directly or indirectly through Subsidiaries) payable to any Credit Party; (c) contractually required distributions to holders of minority interests in non-wholly owned Subsidiaries; and (d) management and consulting fees pursuant to agreements with other Credit Parties. In addition, the Borrowers may request the ability to make additional dividends and distributions, which shall be at the sole discretion of the Agent.

Section 8.15	Negative Pledges.

The Credit Parties will not, nor will they permit any Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, except (a) pursuant to this Agreement and the other Loan Documents, (b) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 8.1(c); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (c) in connection with any Permitted Lien or any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien.

Section 8.16	Name or Address Change.

Borrower shall not change its name or address except upon thirty (30) days prior written notice to Agent and delivery to Agent of any items requested by Agent to maintain perfection and priority of Agent's security interests and access to Borrower's books and records.

Section 8.17	Material Adverse Contracts.

Borrower shall not become or be a party to any contract or agreement which has a Material Adverse Effect on Borrower's ability to perform under this Agreement or any other agreement with Bank to which Borrower is a party.

ARTICLE IX
ACCOUNTING RECORDS, REPORTS AND FINANCIAL STATEMENTS

The Credit Parties will maintain books of record and account in which full, correct and current entries in accordance with GAAP will be made of all of its dealings, business and affairs, and will deliver to Agent the following:

Section 9.1	Annual Statements.

As soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of the Credit Parties, beginning with the close of the current fiscal year, the audited annual consolidated and consolidating financial statements for such fiscal year, including (a) income and retained earnings statements of the Credit Parties for such fiscal year, (b) balance sheet of the Credit Parties as at the end of such fiscal year, and (c) statement of cash flow of the Credit Parties for such fiscal year, all setting forth in comparative form the corresponding figures as at the end of the previous fiscal year, all in reasonable detail, including all supporting schedules and comments. The foregoing statements and balance sheets shall be prepared in accordance with GAAP and shall be audited by independent certified public accountants of recognized standing acceptable to Agent in the reasonable exercise of its discretion with respect to which such accountants shall deliver their unqualified opinion.

Section 9.2	Quarterly Statements.

As soon as available and in any event within forty-five (45) days after the close of each fiscal quarter of the Credit Parties, beginning with the close of the current fiscal quarter, (a) the consolidated and consolidating income and retained earnings statements of the Credit Parties for such quarter, (b) the consolidated and consolidating balance sheet of the Credit Parties as of the end of such quarter and (c) the consolidated and consolidating statement of cash flow of the Credit Parties for such quarter, all setting forth in comparative form the corresponding figures as at the end of the corresponding quarter of the previous fiscal year (if applicable) all in reasonable detail, subject to year end adjustments and certified by the chief financial officer of each of the Credit Parties to be accurate and to have been prepared in accordance with GAAP.

Section 9.3	Requested Information.

With reasonable promptness, all such other data and information in respect of the condition, operation and affairs of the Credit Parties as Agent may reasonably request from time to time.

Section 9.4	Compliance Certificates.

Together with the annual statements required by Section 9.1 above and the quarterly statements required by Section 9.2 above, a certificate of the chief financial officer of each of the Credit Parties: (a) stating that such Credit Party has observed, performed and complied with each and every undertaking contained herein, (b) setting forth the information and computations (in sufficient detail) required in order to establish whether such Credit Party was operating in compliance with the financial covenants in Article VII of this Agreement, and (c) certifying that as of the date of such certification, there does not exist any Event of Default or any occurrence or state of affairs which with the giving of notice, passage of time or both would constitute an Event of Default.

Section 9.5	Other Operating Information.

As soon as available and in any event within twenty (20) days after the close of each fiscal quarter of the Credit Parties, beginning with the close of the current fiscal quarter, accounts receivable agings reports, accounts payable agings reports and management reports providing for each of Borrower’s properties: (a) rooms available and rooms occupied for the quarter then ended and year-to-date; (b) percentage occupancy for the quarter then ended and year-to-date; (c) average daily rate for the quarter then ended and year-to-date; and (d) the RevPAR for the quarter then ended and year-to-date.

Section 9.6	Annual Budget and Financial Projections.

As soon as available and in any event within sixty (60) days after the close of each fiscal year of the Credit Parties, beginning with the close of the current fiscal year, an annual budget and financial projections of the Credit Parties for the current fiscal year, containing monthly revenue and expenses and a listing of all assumptions related to such budget and projections for such fiscal year.

ARTICLE X
CONDITIONS OF CLOSING

The obligation of Lenders to make available the Line is subject to the performance by Borrower of all of its agreements to be performed hereunder and to the following further conditions:

Section 10.1	Conditions Precedent.

(a)    On or before the Closing Date, the Agent shall have received the following documents, instruments, opinions and certificates, each in form and substance satisfactory to the Agent:

(i)     a duly executed original counterpart of this Agreement and each of the other Loan Documents;

(ii)    the opinion of counsel for the Credit Parties dated the Closing Date, addressed to Agent and the Lenders, addressing such matters as the Agent and the Lenders may reasonably request;

(iii)    a certificate, dated the Closing Date, signed by the appropriate officer of the Borrower, certifying: (A) that attached thereto is a copy of the certificate of limited partnership of the Borrower and all amendments thereto certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, and that such organizational documents have not been amended since such date; (B) that attached thereto is a true and correct copy of the partnership agreement of the Borrower as in effect on the Closing Date; (C) that attached thereto is a true and correct copy of resolutions adopted by the general partner of the Borrower, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as applicable; and (D) as to the incumbency and genuineness of the signature of each representative of the Borrower executing this Agreement or any of the other Loan Documents;

(iv)           a certificate of good standing for the Borrower from the Commonwealth of Virginia and a certificate of authority to transact business from any jurisdiction where Borrower is required to be licensed to transact business;

(v)    a certificate of each Guarantor, dated the Closing Date, signed by the appropriate officer of such Guarantor, certifying: (A) that attached thereto is a copy of the charter and governing documents of such Guarantor and all amendments thereto certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of organization, and that such documents have not been amended since such date; (B) that attached thereto is a true and correct copy of the bylaws, partnership agreement, operating agreement or other governing documents of such Guarantor as in effect on the Closing Date; (C) that attached thereto is a true and correct copy of resolutions adopted by the governing body of such Guarantor, authorizing the execution, delivery and performance of the Loan Documents to which it is a party; and (iv) as to the incumbency and genuineness of the signature of each officer of the Guarantor executing the Loan Documents;

(vi)   a certificate of good standing for each Guarantor from its jurisdiction of organization and a certificate of authority to transact business from any jurisdiction where any Guarantor is required to be licensed to transact business; and

(vii)          such other documents, instruments, opinions, certificates, approvals or consents as Agent may reasonably request.

(b)    No less than ten (10) days before the Closing Date the Agent shall have received:

(i)     a mortgagee title insurance commitment (“Title Commitment”) dated within forty-five (45) days of the Closing Date, that provides for the issuance of a policy that shall: (A) be in an amount not less than the amount of the Loan; (B) insure that each of the Mortgages creates a valid first lien on the Mortgaged Property free and clear of all defects and encumbrances (except those acceptable to the Agent); (C) name the Agent as the insured party thereunder; (D) be in the form of ALTA Loan Policy-1992 (amended 10-17-92) or other form approved by the Agent; (E) provide mechanic’s lien protection; and (F) contain such endorsements and effective coverage as Agent may reasonably require, including without limitation an ALTA Form 3 Zoning Endorsement, an ALTA Form 6 Variable Rate Endorsement, an ALTA Form 9 Comprehensive Endorsement, a usury endorsement, an access endorsement, a “same as survey” endorsement, a separate tax parcel endorsement, a doing business endorsement, a first loss endorsement, a tie-in endorsement, a last dollar endorsement, and a “future advances” endorsement, or the equivalent;

(ii)    copies of all exceptions to title coverage listed in the Title Commitment and copies of all recorded plats referenced in the Title Commitment or an exception to title coverage;

(iii)   one (1) print of a current (dated not more than six (6) months before the Closing Date, but more recently if new construction is underway) physical survey of the Land certified to the Agent and the title insurance company, in a manner acceptable to each of them, by an independent professional licensed land surveyor, which survey shall indicate, without limitation, the following: (A) all boundaries of the Land with a metes and bounds description (course and distance indicated); (B) the course and distance to and names of the nearest intersecting public street or roads; (C) the locations on the Land and dimensions of all the Improvements and the established building setback lines; (D) the lines of streets abutting the Land and width thereof; (E) all access and other easements appurtenant to the Land necessary or desirable to use the Land; (F) all roadways, paths, driveways, easements, encroachments and overhanging projections and similar encumbrances affecting the Land, whether recorded, apparent from a physical inspection of the Land or otherwise known to the surveyor; (G) any encroachments on any adjoining property by the Improvements on the Land; and (H) if the Land is described as being on a filed map, a legend relating the survey to said map, all in form satisfactory to the Agent; together with a certification as to the location of the Land or the Improvements in any “special flood hazard” area within the meaning of the Federal Flood Disaster Protection Act of 1973;

(iv)   an appraisal of the Mortgaged Property acceptable to the Agent and the Lenders, supporting a Loan-to-Value ratio of 67% or less, calculated using the principal amount of the Loan and a “Value” equal to the “as completed” market value of the Mortgaged Property as determined by such appraisal; and

(v)    evidence that the Mortgaged Property complies with applicable laws and regulations pertaining to the protection and preservation of the environment. Such evidence shall include, without limitation, an inspection report by an environmental engineer satisfactory to Agent and Lenders, who may conduct soil and chemical testing, addressing the probability of toxic or hazardous waste on, at or adjacent to the Land, in soil or water, taking into consideration the history of the Land, including an identification of all owners and tenants for at least the most recent forty (40) years and its uses, adjacent land uses and the result of a site inspection by such engineer, and certifying that there are no hazardous or toxic wastes on or at the Land. In addition, if fill dirt is at any time to be brought to the Land from another tract of land, the Agent shall require similar evidence regarding such other tract prior to such fill dirt being placed on the Land.

(c)    On or before the Closing Date the Agent shall have received:

(i)     a mortgagee’s title insurance policy dated no later than the Closing Date, issued pursuant to the Title Commitment and showing no exceptions to title coverage not previously approved by the Agent and included in the Title Commitment, together with evidence that all premiums in respect of such policy have been paid;

(ii)    evidence satisfactory to the Agent that the Mortgages and the Assignments of Leases have been properly recorded;

(iii)   evidence satisfactory to Agent that all Uniform Commercial Code financing statements necessary to perfect the security interests granted to the Agent pursuant to the Mortgages and the Security Agreement have been duly filed in all appropriate offices and that each such security interest constitutes a valid, perfected, first-priority security interest in favor of the Agent, which evidence shall include, without limitation, official UCC search reports from all appropriate offices;

(iv)   evidence of insurance in form and substance satisfactory to the Agent and Lenders upon the collateral described in the Collateral Documents and the business of the Borrower, which must: (1) include fire, vandalism and malicious mischief coverage; (2) be in an amount sufficient to avoid co-insurance liability and equal to the total replacement value of the Improvements with extended coverage endorsement covering all Improvements located on the Land; (3) business interruption insurance in amounts and with coverages (not less than 6 months) satisfactory to the Agent; (4) be issued by a company approved by the Agent and licensed to transact business in the state where the Land is located; (5) contain a standard mortgagee clause designating the Agent as mortgagee and lender loss payee; and (6) contain provisions providing for written notice to the Agent at least thirty (30) days prior to any cancellation, termination, or modification thereof or of any coverage therein;

(v)    evidence of liability insurance in form and in amount satisfactory to the Agent issued by a company approved by the Agent and licensed to transact business in the state where the Land is located;

(vi)   an independent flood certification made by the Agent or its representative or agent, which shall be in form and substance satisfactory to the Agent and support a finding that none of the Land or the Improvements, are in any “special flood hazard” area within the meaning of the Federal Flood Disaster Protection Act of 1973;

(vii)           evidence of compliance of the Mortgaged Properties with all zoning requirements; and

(viii)          copies of all security agreements or instruments constituting liens or encumbrances on any portion of the Mortgaged Properties or on any property located on the Land, and related UCC-1 financing statements.

Section 10.2	Representations and Warranties.

All representations and warranties of the Credit Parties set forth in the Loan Documents will be true at and as of the date hereof.

Section 10.3	No Default.

No condition or event shall exist or have occurred which would constitute an Event of Default or a Potential Default.

Section 10.4	Environmental Matters.

Agent shall have received a report from an environmental consultant or engineer acceptable to Agent, satisfactory in form and substance to Agent as to such environmental matters pertaining to the Mortgaged Properties as Agent may require.

Section 10.5	Additional Documents.

Copies of record searches (including UCC searches and judgments, suits, tax and other lien searches) confirming that Agent has a first priority security interest in the Collateral, acceptable to Agent, shall have been delivered to Agent.

Section 10.6	No Material Adverse Change.

As of the Closing Date, the Agent shall be satisfied that there has been no Material Adverse Change, and that all information, representations and materials submitted to the Agent by the Credit Parties in connection with the Loan are accurate and complete in all material respects.

Section 10.7	Conditions Subsequent.

(a)    Within seven (7) Business Days after the Closing Date, Agent shall have received an ALTA survey of each Mortgaged Property, each in form and substance satisfactory to Agent.

(b)    Within five (5) Business Days following the receipt by Borrower of a determination by Promus Hotels, Inc., the franchisor of the Philadelphia Property, upon the pending request that it approve the assignment of the Franchise License Agreement for the Philadelphia Property from the current franchisee to Philly One TRS, LLC or another Subsidiary or Affiliate of Borrower, Borrower, Affordable Hospitality Associates, LP, Philly One TRS, LLC and any other Affiliate or Subsidiary of Borrower that is an owner, lessee or operator of the Philadelphia Property shall execute and deliver such documents, instruments, opinions and certificates as Agent may require in connection with the addition of the Philadelphia Property to the Collateral, including, without limitation, a Mortgage, an Assignment of Leases an Assignment of Hotel Management Contract and the items set forth in Section 10.1 hereof.

ARTICLE XI
CERTAIN CONDITIONS TO SUBSEQUENT ADVANCES

Subsequent advances under the Line shall be conditioned upon the following conditions and each Line Request shall constitute a representation by the Credit Parties to Agent that each condition has been met or satisfied:

Section 11.1	Representations and Warranties.

All representations and warranties of the Credit Parties contained herein or in the Loan Documents shall be true at and as of the date of such advance as if made on such date, and each Line Request shall constitute reaffirmation by the Credit Parties that such representations and warranties are then true.

Section 11.2	No Default.

No condition or event shall exist at or as of the date of such advance which would constitute an Event of Default hereunder or a Potential Default.

Section 11.3	Additional Conditions.

All applicable conditions set forth in Article II hereof shall have been satisfied.

Section 11.4	Other Requirements.

Agent shall have received all certificates, authorizations, affidavits, schedules and other documents which are provided for hereunder or under the Loan Documents, or which Agent may reasonably request.

ARTICLE XII
DEFAULT AND REMEDIES

Section 12.1	Events of Default.

An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):

(a)	Payment.

(i)     Borrower shall fail to pay any principal on any Loan within five (5) Business Days following the date when due in accordance with the terms hereof (including, without limitation, any mandatory prepayment); or

(ii)    Borrower shall fail to reimburse the Issuing Lender for any Letter of Credit Obligations within five (5) Business Days following the date when due in accordance with the terms hereof; or

(iii)   Borrower shall fail to pay any interest on any Loan or any fee or other amount payable hereunder within five (5) Business Days following the date when due in accordance with the terms hereof; or

(iv)   Any Guarantor shall fail to pay on the its Guaranty in respect of any of the foregoing, on demand; or

(b)	Misrepresentation.

Any representation or warranty made or deemed made herein, in the Collateral Documents or in any of the other Loan Documents or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, false or misleading in any material respect on or as of the date made or deemed made; or

(c)	Covenant.

A Credit Party shall fail to perform, comply with or observe any term, covenant or agreement applicable to it contained herein and, in the event such breach or failure to comply is capable of cure, such breach or non-compliance is not cured within ten (10) days after its occurrence; or

(d)	Cross Default.

A Credit Party shall (i) default in any payment of principal of or interest on any Indebtedness (other than the Obligations) in a principal amount outstanding of at least $100,000 in the aggregate for the Credit Parties beyond the period of grace (not to exceed 30 days), if any, provided in the instrument or agreement under which such Indebtedness was created; or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness in a principal amount outstanding of at least $1,000,000 in the aggregate for the Credit Parties or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity; or (iii) breach or default any Hedging Agreement; or

(e)	Bankruptcy.

(i)     Any Credit Party or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or

(ii)    There shall be commenced against any Credit Party or any of their Subsidiaries, any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or

(iii)   There shall be commenced against any Credit Party or any of their Subsidiaries, any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of their assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(iv)   Any Credit Party or any of their Subsidiaries, shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or

(v)    Any Credit Party or any of their Subsidiaries, shall generally not, or shall be unable to, or shall admit in writing their inability to, pay its debts as they become due; or

(f)	Dissolution.

Any Credit Party or any of their Subsidiaries shall commence any reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, or composition other than as expressly permitted by Section 8.6 hereof; or

(g)	Judgment.

One or more judgments or decrees shall be entered against a Credit Party or any of its Subsidiaries involving in the aggregate a liability (to the extent not covered by insurance) of $100,000 or more and all such judgments or decrees shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within ten (10) Business Days from the entry thereof or any injunction, temporary restraining order or similar decree shall be issued against a Credit Party or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

Section 12.2	Acceleration; Remedies.

Upon the occurrence and during the continuance of an Event of Default, then, and in any such event,

(a)    if such event is an Event of Default specified in Section 8.1(e) above, automatically the Commitments shall immediately terminate and the Loans (with accrued interest thereon), and all other amounts under the Loan Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall immediately become due and payable, and

(b)    if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the written consent of the Required Lenders under any Commitment, the Agent may, or upon the written request of such Required Lenders, the Agent shall, by written notice to Borrowers declare such Commitment to be terminated forthwith, whereupon such Commitment shall immediately terminate; (ii) with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, by written notice to Borrower, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith and direct the Borrowers to pay to the Agent cash collateral as security for the LOC Obligations for subsequent drawings under then outstanding Letters of Credit an amount equal to the maximum amount of which may be drawn under Letters of Credit then outstanding, whereupon the same shall immediately become due and payable; and/or (iii) with the written consent of the Required Lenders, the Agent may, or upon the written request of the Required Lenders, the Agent shall, exercise such other rights and remedies as provided under the Loan Documents and under applicable law, providing such notices thereof to Borrowers as may be required by applicable law.

ARTICLE XIII
THE AGENT

Section 13.1	Appointment of Agent.

(a)    Each Lender hereby designates the Bank as Agent to act as herein specified. Each Lender hereby irrevocably authorizes, and each holder of any Note or participation in any Letter of Credit by the acceptance of a Note or participation shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement and the Notes and any other instruments and agreements referred to herein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof. Except as otherwise provided in this Agreement, the Agent shall hold all Collateral and all payments of principal, interest, Fees, charges and expenses received pursuant to this Agreement or any other Loan Document for the ratable benefit of the Lenders. The Agent may perform any of its duties hereunder by or through its agents or employees.

(b)    The provisions of this Article XIII are solely for the benefit of the Agent and the Lenders, and Borrower shall have no rights as a third party beneficiary of any of the provisions hereof (other than Section 13.9). In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for Borrower.

Section 13.2	Nature of Duties of Agent.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. Neither the Agent nor any of its officers, directors, employees or agents shall be liable for any action taken or omitted by it as such hereunder or in connection herewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Lender; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 13.3	Lack of Reliance on Agent.

(a)    Independently and without reliance upon the Agent, each Lender, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial or other condition and affairs of Borrower in connection with the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Borrower, and, except as expressly provided in this Agreement, the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter.

(b)    The Agent shall not be responsible to any Lender for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, collectability, priority or sufficiency of this Agreement or the Notes or the financial or other condition of Borrower. The Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or the Notes, or the financial condition of Borrower, or the existence or possible existence of any Default or Event of Default, unless expressly provided in this Agreement or specifically requested to do so in writing by any Lender.

Section 13.4	Certain Rights of the Agent.

Without limiting Agent's rights and discretion under any provisions hereof, the Agent shall have the right to request instructions from the Required Lenders or, as required, each of the Lenders. If the Agent shall request instructions from the Required Lenders or each of the Lenders, as the case may be, with respect to any act or action (including the failure to act) in connection with this Agreement, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Required Lenders or each of the Lenders, as the case may be, and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders or each of the Lenders, as the case may be.

Section 13.5	Reliance by Agent.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex teletype or telecopier message, cablegram, radiogram, order or other documentary, teletransmission or telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person. The Agent may consult with legal counsel (including counsel for Borrower with respect to matters concerning Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 13.6	Indemnification of Agent.

To the extent the Agent is not reimbursed and indemnified by Borrower, each Lender will reimburse and indemnify the Agent, in proportion to its respective Commitment, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.

Section 13.7	The Agent in its Individual Capacity.

With respect to its obligation to lend under this Agreement, the Loans made by it and the Notes issued to it, its participation in Letters of Credit issued hereunder, and all of its rights and obligations as a Lender hereunder and under the other Loan Documents, the Agent shall have the same rights and powers hereunder as any other Lender or holder of a Note or participation interests and may exercise the same as though it was not performing the duties specified herein; and the terms “Lenders”, “Required Lenders”, “holders of Notes”, or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower or any Affiliate of Borrower as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection with this Agreement and otherwise without having to account for the same with the Lenders.

Section 13.8	Holders of Notes.

The Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 13.9	Successor Agent.

(a)    The Agent may, upon five (5) Business Days’ notice to the Lenders and Borrower, resign at any time (effective upon the appointment of a successor Agent pursuant to the provisions of this Section 13.9(a)) by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right, upon five (5) days’ notice, to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation, then, upon five (5) days’ notice, the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States of America or of any State thereof, or any affiliate of such bank or trust company or other financial institution which is engaged in the banking business, having a combined capital and surplus of at least $500,000,000. Notwithstanding anything herein to the contrary, so long as no Event of Default shall have occurred and be continuing, any successor Agent (whether appointed by the Required Lenders or the Agent) shall have been approved in writing by Borrower (such approval not to be unreasonably withheld).

(b)    Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Article XIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

Section 13.10	Collateral Matters.

(a)    Each Lender authorizes and directs the Agent to enter into the Collateral Documents and accept the other Loan Documents for the benefit of the Lenders. Agent is hereby authorized, on behalf of all Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action, in its sole discretion, with respect to any Collateral or Loan Document which may be necessary or appropriate to perfect and maintain perfected or enforce the Liens upon the Collateral granted pursuant to the Collateral Documents.

(b)    The Lenders hereby authorize the Agent to release any Lien granted to or held by the Agent upon any Collateral and to accept Substitute Collateral or Additional Collateral in accordance with Section 4.14 hereof, in accordance with the following requirements:

(i)     Agent may accept Substitute Collateral or Additional Collateral if approved, authorized or ratified in writing by the Required Lenders;

(ii)    Agent, at its option and in its discretion, may release any Lien granted to or held by Agent upon any Collateral if, after giving effect to the release of such Lien upon the Collateral, the aggregate amount of all Type A Loans outstanding does not exceed the Borrowing Base; and

(iii)   Agent may not release any Lien granted to or held by Agent upon any Collateral if, after giving effect to the release of such Lien upon the Collateral, the aggregate amount of all Type A Loans outstanding exceeds the Borrowing Base, unless such release has been approved by all Lenders.

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 13.10(b). Notwithstanding the foregoing, the Lenders hereby authorize and approve the addition of the Philadelphia Property to the Collateral.

(c)   Upon any sale and transfer of Collateral which is expressly permitted pursuant to the terms of this Agreement, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by Borrower, the Agent shall (and is hereby irrevocably authorized by the Lenders to execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders herein or pursuant hereto upon the Collateral that was sold or transferred; provided that (i) the Agent shall not be required to execute any such document on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of Borrower in respect of) all interests retained by Borrower, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. In the event of any sale or transfer of Collateral, or any foreclosure with respect to any of the Collateral, the Agent shall be authorized to deduct all of the expenses reasonably incurred by the Agent from the proceeds of any such sale, transfer or foreclosure.

(d)   The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by a Credit Party or is cared for, protected or insured or that the liens granted to the Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Agent in this Section 13.10 or in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent’s own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct.

Section 13.11	Actions with Respect to Defaults.

In addition to the Agent’s right to take actions on its own accord as permitted under this Agreement, the Agent shall take such action with respect to a Default or Event of Default as shall be directed by the Required Lenders or all of the Lenders, as the case may be; provided that, until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interests of the Lenders, including without limitation, exercising any right of offset in respect of the Collateral.

Section 13.12	Delivery of Information.

The Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Agent from Borrower, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (a) copies of credit or other information with respect thereto received by Agent, (b) as otherwise specifically provided in this Agreement or any other Loan Document and (c) as specifically requested from time to time in writing by any Lender with respect to a specific document instrument, notice or other written communication received by and in the possession of the Agent at the time of receipt of such request and then only in accordance with such specific request.

Section 13.13	Disbursements to Lenders.

(a)    The Agent shall pay to each Lender, from the interest actually received by Agent from Borrower, a sum equal to the interest calculated for the actual number of days elapsed on the basis of a year of 360 days, on each Lender’s outstanding balance of its Loans at the rate equal to the applicable rate of interest with respect to such Lender’s Commitment Percentage of the Loans outstanding. Agent shall make such payments to Lenders on the day Agent receives payment from Borrower, if payment is received by Agent at or before 11:00 a.m., or on the next Business Day following the day Agent receives payment from Borrower, if payment is received by Agent after 11:00 a.m. Any payment from Borrower that is not timely disbursed by Agent to Lenders in accordance with the preceding sentence shall bear interest payable by Agent to Lenders at a rate equal to the interest rate then applicable to Prime Rate Loans. If Agent should for any reason receive less than the full amount of the interest or other compensation due under the Loan Documents, each Lender’s share of such interest or compensation shall decrease in proportion to each Lender’s Commitment Percentage.

(b)    If any such payment received by Agent is rescinded, determined to be unenforceable or invalid or is otherwise required to be returned for any reason at any time, whether before or after termination of this Agreement and the Loan Documents, each Lender will, upon written notice from the Agent, promptly pay over to Agent its Commitment Percentage of the amount so rescinded, held unenforceable or invalid or required to be returned, together with interest and other fees thereon if also required to be rescinded or returned.

(c)    In the event that any Lender shall receive any payments in reduction of the Obligations in an amount greater than its applicable Commitment Percentage in respect of indebtedness to Lenders evidenced hereby (including, without limitation, amounts obtained by reason of setoffs), such Lender shall hold such excess in trust (to the extent such Lender is lawfully able to do so) for Agent (on behalf of all other Lenders) and shall promptly remit to Agent such excess amount so that the amounts received by each Lender hereunder shall at all times be in accordance with its applicable Commitment Percentage.

ARTICLE XIV
COMMUNICATIONS AND NOTICES

Section 14.1	Communications and Notices.

All notices, requests and other communications made or given in connection with the Loan Documents shall be in writing and, unless receipt is stated herein to be required, shall be deemed to have been validly given if delivered personally to the individual or division or department to whose attention notices to a party are to be addressed, or by private carrier, or registered or certified mail, return receipt requested, or by telecopy with the original forwarded by first-class mail, in all cases, with charges prepaid, addressed as follows, until some other address (or individual or division or department for attention) shall have been designated by notice given by one party to the other:

To Credit Parties:	Hersha Hospitality Limited Partnership Hersha Hospitality Trust 148 Sheraton Drive New Cumberland, PA 17070 Attention: Ashish R. Parikh, CFO Facsimile No.: 215-238-0157

With a copy to:	Shah & Byler, LLP Penn Mutual Towers 510 Walnut Street, 9th Floor Philadelphia, PA 19106 Attention: Lokanath Mohapatra, Esquire Facsimile No.: 267-238-1874

To Agent:	Commerce Bank, N.A. 2005 Market Street, 2nd Floor Philadelphia, PA 19103 Attention: William J. Fink, Vice President Facsimile No.: 215-557-6209

With a copy to:	Obermayer Rebmann Maxwell & Hippel LLP 1617 John F. Kennedy Boulevard, 19th Floor Philadelphia, PA 19103 Attention: David A. Nasatir, Esquire Facsimile No.: 215-665-3165

ARTICLE XV
WAIVERS

Section 15.1	Waivers.

In connection with any proceedings under the Loan Documents, including without limitation any action by Agent in replevin, foreclosure or other court process or in connection with any other action related to the Loan Documents or the transactions contemplated hereunder, each of the Credit Parties waives:

(a)    all errors, defects and imperfections in such proceedings;

(b)    all benefits under any present or future laws exempting any property, real or personal, or any part of any proceeds thereof from attachment, levy or sale under execution, or providing for any stay of execution to be issued on any judgment recovered under any of the Loan Documents or in any replevin or foreclosure proceeding, or otherwise providing for any valuation, appraisal or exemption;

(c)    all rights to inquisition on any real estate, which real estate may be levied upon pursuant to a judgment obtained under any of the Loan Documents and sold upon any writ of execution issued thereon in whole or in part, in any order desired by Agent;

(d)    presentment for payment, demand, notice of demand, notice of non-payment, protest and notice of protest of any of the Loan Documents, including the Line Note;

(e)    any requirement for bonds, security or sureties required by statute, court rule or otherwise;

(f)    any demand for possession of Collateral prior to commencement of any suit; and

(g)    all rights to claim or recover attorney's fees and costs in the event that Borrower is successful in any action to remove, suspend or enforce a judgment entered by confession.

Section 15.2	Forbearance.

Agent may release, compromise, forbear with respect to, waive, suspend, extend or renew any of the terms of the Loan Documents, without notice to the Credit Parties.

Section 15.3	Limitation on Liability.

Each Credit Party shall be responsible for and Agent is hereby released from any claim or liability in connection with:

(a)    Safekeeping any Collateral;

(b)    Any loss or damage to any Collateral;

(c)    Any diminution in value of the Collateral; or

(d)    Any act or default of another Person.

Agent shall only be liable for any act or omission on its part constituting willful misconduct. In the event that Agent breaches its required standard of conduct, Borrower agrees that Agent's liability shall be only for direct damages suffered and shall not extend to consequential or incidental damages. In the event Borrower brings suit against Agent in connection with the transactions contemplated hereunder and Agent is found not to be liable, Borrower will indemnify and hold Agent harmless from all costs and expenses, including attorney's fees, incurred by Agent in connection with such suit. This Agreement is not intended to obligate Agent to take any action with respect to the Collateral or incur expenses or perform any obligation or duty of Borrower.

ARTICLE XVI
SUBMISSION TO JURISDICTION

Section 16.1	Submission to Jurisdiction.

Each Credit Party hereby consents to the exclusive jurisdiction of any state or federal court located within the Commonwealth of Pennsylvania, and irrevocably agrees that, subject to the Agent's election, all actions or proceedings relating to the Loan Documents or the transactions contemplated hereunder shall be litigated in such courts, and each Credit Party waives any objection which it may have based on lack of personal jurisdiction, improper venue or forum non conveniens to the conduct of any proceeding in any such court and waives personal service of any and all process upon it, and consents that all such service of process be made by mail or messenger directed to it at the address set forth in Section 14.1. Each Credit Party hereby irrevocably appoints any officer, trustee, or partner of either of them as their agent for the purpose of accepting service of any process within the Commonwealth of Pennsylvania. Nothing contained in this Section 16.1 shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any action or proceeding against a Credit Party or its property in the courts of any other jurisdiction.

ARTICLE XVII
MISCELLANEOUS

Section 17.1	Brokers.

The transaction contemplated hereunder was brought about and entered into by Agent and Borrower acting as principals and without any brokers, agents or finders being the effective procuring cause hereof. Each Credit Party represents to Agent that it has not committed Agent to the payment of any brokerage fee or commission in connection with this transaction. Whether any such claim is made against Agent or any Lender by any broker, finder or agent or any other Person, the Credit Parties agree to indemnify, defend and hold Agent and Lenders harmless against any such claim, at their own cost and expense, including Agent’s and Lenders’ attorneys’ fees. Each Credit Party further agrees that until any such claim or demand is adjudicated in Agent's favor, the amount claimed and/or demanded shall be deemed part of the Obligations secured by the Collateral.

Section 17.2	No Joint Venture.

Nothing contained herein is intended to permit or authorize any Credit Party to make any contract on behalf of Agent, nor shall this Agreement be construed as creating a partnership, joint venture or making Agent an investor in any Credit Party.

Section 17.3	Survival.

All covenants, agreements, representations and warranties made by the Credit Parties in the Loan Documents or made by or on its behalf in connection with the transactions contemplated hereunder shall be true at all times this Agreement is in effect and shall survive the execution and delivery of the Loan Documents, any investigation at any time made by Agent or on its behalf and the making by Lenders of the loans or advances to Borrower. All statements contained in any certificate, statement or other document delivered by or on behalf of any Credit Party pursuant hereto or in connection with the transactions contemplated hereunder shall be deemed representations and warranties by such Credit Party.

Section 17.4	No Assignment by Borrower.

Borrower may not assign any of its rights hereunder without the prior written consent of Agent, and Lenders shall not be required to lend hereunder except to Borrower as it presently exists.

Section 17.5	Assignment or Sale by Lenders.

Each Lender may sell, assign or participate all or a portion of its interest in the Loan Documents in the minimum amount of $1,000,000 and integral multiples of $1,000,000 in excess thereof, and in connection therewith may make available to any prospective purchaser, assignee or participant any information relative to the Credit Parties in its possession. All sales and assignments shall be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit C attached hereto and shall be subject to the approval of the Agent and to the payment to the Agent of an administrative fee of $3,500.

Section 17.6	Binding Effect.

This Agreement and all rights and powers granted hereby will bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 17.7	Severability.

The provisions of this Agreement and all other Loan Documents are deemed to be severable, and the invalidity or unenforceability of any provision shall not affect or impair the remaining provisions which shall continue in full force and effect.

Section 17.8	No Third Party Beneficiaries.

The rights and benefits of this Agreement and the Loan Documents shall not inure to the benefit of any third party.

Section 17.9	Modifications.

No modification of this Agreement or any of the Loan Documents shall be binding or enforceable unless in writing and signed by or on behalf of the party against whom enforcement is sought. Notwithstanding any other provision contained in any Loan Document, no amendment, modification, termination or waiver shall (a) affect the payment of principal (including without limitation the date when due), (b) reduce any interest rate margin or any fee provided herein, (c) increase any Commitment, (d) extend the Expiration Date, (e) modify the definition of “Required Lenders” or (f) modify any voting rights of the Lenders without the written consent of all the Lenders.

Section 17.10	Holidays.

If the day provided herein for the payment of any amount or the taking of any action falls on a Saturday, Sunday or public holiday at the place for payment or action, then the due date for such payment or action will be the next succeeding Business Day.

Section 17.11	Law Governing.

This Agreement has been made, executed and delivered in the Commonwealth of Pennsylvania and will be construed in accordance with and governed by the laws thereof.

Section 17.12	Integration.

The Loan Documents shall be construed as integrated and complementary of each other, and as augmenting and not restricting Bank's rights, powers, remedies and security. The Loan Documents contain the entire understanding of the parties thereto with respect to the matters contained therein and supersede all prior agreements and understandings between the parties with respect to the subject matter thereof and do not require parol or extrinsic evidence in order to reflect the intent of the parties. In the event of any inconsistency between the terms of this Agreement and the terms of the other Loan Documents, the terms of this Agreement shall prevail.

Section 17.13	Exhibits and Schedules.

All exhibits and schedules attached hereto are hereby made a part of this Agreement.

Section 17.14	Headings.

The headings of the Articles, Sections, paragraphs and clauses of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

Section 17.15	Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Agreement by signing any such counterpart.

Section 17.16	Waiver of Right to Trial by Jury.

EACH OF THE CREDIT PARTIES, LENDERS AND AGENT WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER ANY OF THE LOAN DOCUMENTS OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF A CREDIT PARTY, A LENDER OR AGENT WITH RESPECT TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH OF THE CREDIT PARTIES, LENDERS AND AGENT AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE CREDIT PARTIES, LENDERS AND AGENT TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH CREDIT PARTY ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL REGARDING THIS SECTION, THAT IT FULLY UNDERSTANDS ITS TERMS, CONTENT AND EFFECT, AND THAT IT VOLUNTARILY AND KNOWINGLY AGREES TO THE TERMS OF THIS SECTION.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BORROWER:

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:	Hersha Hospitality Trust, a Maryland Real Estate Investment Trust, General Partner

By:
Name:
Title:

GUARANTORS:

HERSHA HOSPITALITY TRUST

By:
Name:
Title:

2844 ASSOCIATES, a Pennsylvania limited partnership

By:	Hersha Hospitality, LLC, a Virginia limited liability- company, its general partner

By:
Name:
Title:

HHLP VALLEY FORGE ASSOCIATES, a Pennsylvania limited partnership

By:	Hersha Hospitality, LLC, a Virginia limited liability company, its general partner

By:
Name:
Title:

44 LAUREL ASSOCIATES, LLC, a Maryland limited liability company

By:
Name:
Title:

44 NEW ENGLAND MANAGEMENT COMPANY, a Virginia corporation

By:
Name:
Title:

AGENT AND LENDER:

COMMERCE BANK, N.A.

By:
William J. Fink
Vice President

[Signatures continued on following page]

LENDERS:

COMMERCE BANK/HARRISBURG, N.A

By:
Eric Warfel
Vice President

MANUFACTURERS AND TRADERS TRUST COMPANY

By:
Peter J. Ostrowski
Vice President

SCHEDULE A

(Commitment Percentages of Lenders)

Commerce Bank, N.A.	50.00%

Commerce Bank/Harrisburg, N.A.	8.33%

Manufacturers and Traders Trust Company	41.67%

EXHIBIT A

FORM OF LINE NOTE

$	[Date]

FOR VALUE RECEIVED, the undersigned, HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership (“Borrower”), promises to pay to the order of _____________________ (“Bank”), at the place and times provided in the Revolving Credit Loan and Security Agreement of even date herewith among Borrower, Hersha Hospitality Trust, as Guarantor, the other Guarantors party thereto, and Bank and the other Lenders party thereto (the “Loan Agreement”), the principal sum of _________________ Dollars ($______________) or, if less, the aggregate principal amount (as shown by Bank’s records which shall constitute prima facie evidence thereof) outstanding under the Line (as such term is defined in the Loan Agreement) extended by Bank to Borrower pursuant to the Loan Agreement, such principal sum, together with any other sums that may be due hereunder, unless sooner paid as required by the terms of the Loan Agreement, to be paid in full upon the Expiration Date.

This Note and the other Line Notes collectively amend and restate that certain Revolving Line of Credit Note dated August 18, 2004 by Maker in favor of Sovereign Bank (“Sovereign”) in the principal amount of $35,000,000 (the “Original Note”), which was assigned by Sovereign to Commerce Bank, N.A., as Agent on behalf of Lenders, pursuant to that certain Assignment of Loan Documents of even date herewith between Sovereign and Agent. The indebtedness evidenced by the Original Note has not been repaid, discharged, extinguished or satisfied, but the terms of the Original Note have been amended and restated in their entirety as set forth herein and are superseded by the terms hereof and all of such indebtedness for all purposes is continued, replaced and substituted and shall constitute indebtedness outstanding under the Line Notes.

Borrower further promises to pay to the order of Bank interest on the unpaid principal amount of the Line from the respective dates on which portions of the Line are disbursed until such principal amounts have been repaid in full, at the rates provided in the Loan Agreement.

Upon the Expiration Date, as well as upon the occurrence of an Event of Default (as such term is defined in the Loan Agreement), until final payment of all sums owed under this Note, the outstanding principal balance and all other sums due hereunder shall bear interest at a rate which is three percent (3%) in excess of the non-default rate otherwise set forth in the Loan Agreement with respect to the Line (“Default Rate”). Notwithstanding the provisions of 42 Pa.C.S.A. §8101, or any other statute or regulation to the contrary, the Default Rate shall apply to all sums evidenced hereby as set forth above, including after entry of a judgment or judgments against Borrower, and said judgment or judgments shall bear interest at the Default Rate until satisfied in full.

In no event will the rate of interest payable hereunder exceed the maximum rate of interest permitted to be charged by applicable law (including the choice of law rules) and any interest paid in excess of the permitted rate will be refunded to Borrower. Such refund will be made by application of the excess amount of interest paid against any sums outstanding hereunder and will be applied in such order as Bank may determine. If the excess amount of interest paid exceeds the sums outstanding, the portion exceeding the sums outstanding will be refunded in cash by Bank. Any such crediting or refunding will not cure or waive any default by Borrower. Borrower agrees, however, that in determining whether or not any interest payable hereunder exceeds the highest rate permitted by law, any non-principal payment, including without limitation prepayment fees and late charges, will be deemed to the extent permitted by law to be an expense, fee, premium or penalty rather than interest.

All payments of principal and interest and all other amounts due hereunder shall be made without set-off, counterclaim, deduction or withholding for any reason whatsoever.

In the event that any scheduled payment of principal or interest or any other amount due hereunder shall be overdue for a period in excess of ten (10) days after the same shall become due, Borrower shall pay to Bank a late charge of five percent (5%) of the overdue amount to cover the additional expense incident to such delinquency.

This Note is one of the Line Notes referred to in, is issued pursuant to, and is payable in accordance with the Loan Agreement the terms and conditions of which are incorporated herein by reference. Reference is made to the Loan Agreement as to rights and obligations of prepayment. The holder of this Note is entitled to all the benefits of the Loan Agreement.

From the Expiration Date, as well as upon the occurrence, and only during the continuance, of any Event of Default (after all applicable grace and cure periods) set forth in the Loan Agreement (including, without limitation, the failure by the Borrower to pay any installment of interest on this Note when due), the entire unpaid balance of principal and interest of this Note shall, at the option of Bank, be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived by Borrower to the extent waiveable under applicable law or public policy, and Bank may forthwith exercise or cause to be exercised the warrant of attorney to confess judgment set forth herein, in addition to such rights and remedies as may herein be provided or any of the rights or remedies provided in the Loan Documents (as such term is defined in the Loan Agreement), or which may be available to Bank by law, without further stay, any law, usage or custom to the contrary notwithstanding.

BORROWER DOES HEREBY AUTHORIZE AND EMPOWER THE CLERK OF COURT OR ANY ATTORNEY OF ANY COURT OF RECORD OF THE COMMONWEALTH OF PENNSYLVANIA OR ELSEWHERE, AFTER THE OCCURRENCE AND ONLY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, TO APPEAR FOR AND CONFESS JUDGMENT AGAINST BORROWER AND IN FAVOR OF BANK, ITS SUCCESSORS OR ASSIGNS, AS OF ANY TERM, PAST, PRESENT OR FUTURE, WITH OR WITHOUT DECLARATION, FOR EACH AND ALL OF THE FOLLOWING:

(A)    THE UNPAID PRINCIPAL SUM EVIDENCED BY THIS NOTE WITH ALL OF THE ACCRUED AND UNPAID INTEREST HEREON, WHETHER BASIC INTEREST, DEFAULT INTEREST AT THE DEFAULT RATE, OR BOTH, AS HEREIN PROVIDED;

(B)    ALL OTHER SUMS AS ARE DUE AND PAYABLE TO BANK UNDER THE TERMS OF THIS NOTE OR UNDER THE TERMS OF THE LOAN DOCUMENTS, WHETHER BY ACCELERATION OR OTHERWISE;

(C)    THE AGGREGATE OF ALL SUMS EXPENDED BY BANK AT ANY TIME AND FROM TIME TO TIME, WHETHER PERMITTED UNDER THE TERMS OF THE LOAN DOCUMENTS, PERMITTED BY LAW, OR PERMITTED BY STATUTE, (i) TO EXTINGUISH OR KEEP CURRENT, AS THE CASE MAY BE, ENCUMBRANCES AND LIENS ON THE COLLATERAL (AS SUCH TERM IS DEFINED IN THE LOAN AGREEMENT), (ii) TO PRESERVE, PROTECT, DEFEND AND MAINTAIN THE COLLATERAL, TO PRESERVE, RESTORE AND MAINTAIN THE COLLATERAL, TO PAY INSURANCE PREMIUMS OF ANY NATURE BENEFITTING OR RELATING TO THE COLLATERAL, (iii) TO PRESERVE, PROTECT, DEFEND AND MAINTAIN THE LIEN PRIORITY OF THE BANK'S SECURITY INTEREST IN THE COLLATERAL, AND/OR (iv) DUE TO AN EVENT OF DEFAULT UNDER THIS NOTE OR UNDER THE LOAN DOCUMENTS; AND

(D)    THE COSTS OF SUIT AND AN ATTORNEY'S FEE OF FIVE PERCENT (5%) OF THE SUM OF ALL OF THE ITEMS (A), (B) AND (C) ABOVE FOR COLLECTION, WITH RELEASE OF ALL ERRORS, AND ON WHICH JUDGMENT BANK MAY ISSUE OR CAUSE TO BE ISSUED AN EXECUTION OR EXECUTIONS, WAIVING (TO THE EXTENT WAIVEABLE UNDER APPLICABLE LAW OR PUBLIC POLICY) (X) APPRAISEMENT AS TO ANY PROPERTY LEVIED UPON BY VIRTUE OF ANY SUCH EXECUTION, (Y) ANY RIGHT TO A HEARING BEFORE EXECUTION ON ANY SUCH JUDGMENT, AND (Z) ALL EXEMPTIONS FROM LEVY AND SALE OF ANY PROPERTY WHICH NOW OR HEREAFTER IS EXEMPT UNDER ANY ACT OF THE STATE WHEREIN THE JUDGMENT IS ENTERED. NO SINGLE EXERCISE OF THIS WARRANT AND POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THIS POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE STRICKEN, VACATED, REMOVED OR OTHERWISE HELD BY ANY COURT TO BE INVALID, VOIDABLE OR VOID, BUT THIS POWER SHALL CONTINUE UNDIMINISHED AND MAY BE EXERCISED FROM TIME TO TIME AS OFTEN AS PAYEE SHALL ELECT UNTIL THIS NOTE AND ALL SUMS DUE HEREUNDER SHALL BE PAID IN FULL, AND BORROWER HAS PERFORMED ALL OF THE OTHER PROVISIONS THEREUNDER AND/OR UNDER THE TERMS OF THE OTHER LOAN DOCUMENTS. BORROWER HEREBY AUTHORIZES BANK TO RE-ASSESS DAMAGES FROM TIME TO TIME AND AS OFTEN AS BANK DEEMS NECESSARY SO THAT ANY AND ALL JUDGMENTS CONFESSED HEREUNDER SHALL INCLUDE ALL SUMS LISTED UNDER SUBPARAGRAPHS (A) THROUGH (D) ABOVE AS THE SAME ARE INCURRED FROM TIME TO TIME, EVEN AFTER ENTRY OF JUDGMENT UNDER THIS WARRANT OF ATTORNEY.

All written notices to be given by either party to the other shall be sent in accordance with the provisions of the Loan Agreement.

Borrower consents to the in personam jurisdiction of the courts of the Commonwealth of Pennsylvania and the United States District Court for the Eastern District of Pennsylvania in connection with any claim or dispute arising under or in connection with this Note. If any action in connection with any such claim is commenced by the Bank against Borrower in any such court, Borrower also agrees that service of process may be made on Borrower by certified or registered mail addressed to Borrower at its address specified in the Loan Agreement.

Borrower, and the Bank by its acceptance of this Note, waive trial by jury in any action by or against the Borrower or the Bank, as the case may be, in connection with any claim or dispute arising under or in connection with this Note or any other instrument or document delivered hereunder.

This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania. Except where the context otherwise requires, the term “Bank” shall be deemed to include any subsequent holder of this Note.

This Note shall be binding upon Borrower and its successors and permitted assigns and shall inure to the benefit of Lender and its successors and assigns.

BORROWER ACKNOWLEDGES THAT THIS NOTE IS ACCOMPANIED BY AN AUTHORIZATION TO CONFESS JUDGMENT, THAT IT HAS CONSULTED LEGAL COUNSEL WITH RESPECT THERETO (OR KNOWINGLY WAIVED ITS RIGHT TO DO SO), AND THAT IT UNDERSTANDS THAT THE EXERCISE BY BANK OF THE CONFESSION WILL RESULT IN THE ENTRY OF A JUDGMENT AGAINST BORROWER AND COULD RESULT IN THE SALE OR ATTACHMENT OF, OR EXECUTION UPON, BORROWER'S PROPERTY (INCLUDING WITHOUT LIMITATION PERSONAL PROPERTY AND REAL PROPERTY) IN EACH CASE WITHOUT PRIOR NOTICE OR THE OPPORTUNITY FOR A HEARING.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower, intending to be legally bound hereby, has duly executed this Note as of the date first written above.

HERSHA HOSPITALITY LIMITED PARTNERSHIP,
a Virginia limited partnership

By:	Hersha Hospitality Trust, a Maryland Real Estate Investment Trust, General Partner

By:
Ashish R. Parikh
Chief Financial Officer

EXHIBIT B

(Form of Line Request)

LINE REQUEST

Dated: ______________

Commerce Bank, N.A.
2005 Market Street
Philadelphia, PA 19103
Attention:
Facsimile: (215)

Ladies and Gentlemen:

This irrevocable Line Request is delivered to you pursuant to Section [2.1] [2.2] of the Revolving Credit Loan and Security Agreement dated January 17, 2006 (as amended, restated or otherwise modified, the “Credit Agreement”), among Hersha Hospitality Limited Partnership (the “Borrower”), Hersha Hospitality Trust, Commerce Bank, N.A., in its capacity as Agent (the “Agent”) for the banks and other financial institutions from time to time signatory thereto (the “Lenders”) and the Lenders. All terms used in this Request which are defined in the Credit Agreement and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement.

1.    The Borrower hereby requests that the Lenders [make a _____Type A Loan ______ Type B Loan] [_____ issue a Letter of Credit].

2.    The Borrower hereby requests that the Lenders [make such advance] [issue such Letter of Credit] to the Borrower in the amount of $___________.

3.    The Borrower hereby requests that such [advance be made] [Letter of Credit be issued] on the following Business Day: _____________________.

4.    The Borrower hereby requests that the advance be a [ ____Prime Rate Loan] [____LIBOR Rate Loan (with an Interest Period of ___(1) _____(2) _____(3) _____(6) months).]

5.    The Credit Parties are, and following receipt of the requested Advance will be, in compliance with Sections 2.1, 2.2 and Article XI of the Credit Agreement.

6.    The representations and warranties set forth in Article V of the Credit Agreement are true and correct (except to the extent that (a) such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and (b) any such representation or warranty that has been rendered incorrect or incomplete as a result of any action permitted, in writing, by the Required Lenders to be taken or omitted pursuant to the terms of this Agreement.

7.    No Default or Event of Default under the Credit Agreement has occurred and is continuing.

IN WITNESS WHEREOF, the undersigned has executed this Line Request as of the day and year first written above.

BORROWER:

HERSHA HOSPITALITY LIMITED PARTNERSHIP, a Virginia limited partnership

By:	Hersha Hospitality Trust, a Maryland Real Estate Investment Trust, General Partner

By:
Name:
Title:

EXHIBIT C

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

Dated: _________

Reference is hereby made to that certain Revolving Credit Loan and Security Agreement, dated as of January 17, 2006 (as amended, restated, supplemented or otherwise modified, the “Loan Agreement”), among Hersha Hospitality Limited Partnership, a Virginia limited partnership, as Borrower (the “Borrower”), Hersha Hospitality Trust, a Maryland real estate investment trust, as Guarantor, each of the other Guarantors parties thereto (collectively, the “Guarantors”) (Borrower and Guarantors, each together with its respective successors and/or assigns, the “Credit Parties”), Commerce Bank, N.A., in its capacity as Administrative Agent (the “Agent”) for the banks and other financial institutions from time to time signatory thereto (the “Lenders”) and the Lenders from time to time party thereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings given to them in the Loan Agreement.

_____________ (the “Assignor”) and _____________ (the “Assignee”) agree as follows:

1.    The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, as of the Transfer Effective Date (as defined below), pursuant to, and authorized by, Section 17.5 of the Loan Agreement, a ____% interest in and to all of the Assignor’s interest, rights and obligations with respect to its Commitment and Loans, and the Assignor thereby retains ____% of its interest therein.

2.    The Assignor represents that, as of the date hereof, its pro rata share of the Commitment (without giving effect to assignments thereof which have not yet become effective) is ____%, and its outstanding balance of the Loan (unreduced by any assignments thereof which have not yet become effective) is $_________________.

3.    The Assignor:

(a)    makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim;

(b)    makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Credit Parties or the performance or observance by the Credit Parties of any of their obligations under the Loan Agreement or any other instrument or document furnished or executed pursuant thereto; and

(c)    as applicable, attaches the Note(s) delivered to it under the Loan Agreement and requests that the Borrower exchange such Note(s) for new Note(s) payable to each of the Assignor and the Assignee as follows:

Note:	Payable to the Order of:	Principal Amount of:

4.    The Assignee: (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Loan Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor or any other Lender or the Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (e) agrees that it will perform in accordance with their terms all the obligations which by the terms of the Loan Agreement and the other Loan Documents are required to be performed by it as a Lender.

5.    Subject to any consents required by the Loan Agreement, the effective date for this Assignment and Acceptance shall be as set forth in Section 1 of Schedule 1 hereto (the “Transfer Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for consent by the Agent.

6.    Upon such consent, acceptance and recording, and the payment to Agent of any administrative fee in connection therewith, from and after the Transfer Effective Date: (a) the Assignee shall be a party to the Loan Agreement and the other Loan Documents to which Lenders are parties and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under each such Loan Document; and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement and the other Loan Documents.

7.    Upon such consent, acceptance and recording, from and after the Transfer Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Transfer Effective Date or with respect to the making of this assignment directly between themselves.

8.    THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO BE A CONTRACT UNDER SEAL AND SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA, WITHOUT REGARD TO THE CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be executed under seal by their duly authorized officers as of the day and year first written above.

[ASSIGNOR:]

By:
Name:
Title:

[ASSIGNEE:]

By:
Name:
Title:

Consented to and Accepted by:

COMMERCE BANK, N.A., as Agent

By:
Name:
Title:

SCHEDULE 1
TO
ASSIGNMENT AND ACCEPTANCE

1.	Transfer Effective Date ___________ ____, ______

2.	Outstanding principal amount of Loans on the Effective Date:

$ ____________

3.	The Assignor’s pro rata share:

	(a) prior to the Transfer Effective Date, of the Commitment and Loans:		%

	(b) as of the Transfer Effective Date, of the Commitment and the Loans:		%

4.	As of the Transfer Effective Date, the Assignee’s pro rata share of the Commitment and the Loans:		%

5.	As of the Transfer Effective Date, the Assignor’s retained interest in the outstanding balance of the Loans:	$

6.	As of the Transfer Effective Date, the Assignee’s interest in the outstanding balance of the Loans:	$

7.	Payment Instructions

(a) If payable to Assignor,
to the account of Assignor to:

ABA No.: Account Name: Account No. Attn: Ref:

(b)	If payable to Assignee, to the account
of Assignee to:

ABA No.:
Account Name:
Account No.:
Attn:
Ref: